                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         DATA RESEARCH ASSOCIATES, INC.
                                       AT
                          $11.00 NET PER SHARE IN CASH
                                       BY
                           MCGUIRE ACQUISITION INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              SIRSI HOLDINGS CORP.

     ----------------------------------------------------------------------
    OUR OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, AUGUST 21, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    WE ARE MAKING OUR OFFER PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF MAY 16, 2001, AS AMENDED ON JUNE 27, 2001, JULY 12, 2001 AND JULY 24, 2001, BY AND AMONG MCGUIRE ACQUISITION INC., SIRSI HOLDINGS CORP. AND DATA RESEARCH ASSOCIATES, INC. ("DRAI").

    OUR OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF OUR OFFER, NOT LESS THAN THAT NUMBER OF SHARES OF DRAI'S COMMON STOCK WHICH CONSTITUTES AT LEAST 75% OF THE SHARES OF DRAI'S COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (AFTER GIVING EFFECT TO THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES OF DRAI'S COMMON STOCK, WHETHER OR NOT EXERCISED OR CONVERTED AT THE TIME OF DETERMINATION), EXCLUDING ANY SHARES OF DRAI'S COMMON STOCK HELD BY DRAI OR ANY OF ITS SUBSIDIARIES AND (2) ALL MATERIAL GOVERNMENTAL OR REGULATORY NOTICES, APPROVALS OR OTHER REQUIREMENTS NECESSARY TO CONSUMMATE THE MERGER SHALL HAVE BEEN GIVEN, OBTAINED OR COMPLIED WITH. WE REFER TO CONDITION
(1) ABOVE AS THE "MINIMUM CONDITION." OUR OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. WE REFER YOU TO "THE TENDER OFFER--CONDITIONS OF OUR OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO OUR OFFER.

    DRAI'S BOARD OF DIRECTORS (1) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, OUR OFFER, THE MERGER (AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF DRAI'S SHAREHOLDERS, (2) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (3) UNANIMOUSLY RECOMMENDS THAT DRAI'S SHAREHOLDERS ACCEPT OUR OFFER, TENDER THEIR SHARES PURSUANT TO OUR OFFER AND, IF REQUIRED, APPROVE AND ADOPT THE MERGER AGREEMENT.

July 25, 2001.

                                   IMPORTANT

    If you desire to tender all or any portion of your shares of DRAI's common stock, you should either:

    - complete and sign the enclosed Letter of Transmittal (the "Letter of Transmittal") (or a facsimile copy) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to Computershare Trust Company of New York (the "Depositary"), and either deliver the certificates for your shares along with the Letter of Transmittal to the Depositary or tender your shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer-- Procedures For Accepting Our Offer And Tendering Shares"; or

    - request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares.

    If you desire to tender shares and certificates evidencing your shares, and your shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or if you cannot deliver all required documents to our Depositary prior to the expiration of our offer, you may tender your shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares."

    Questions and requests for assistance may be directed to Innisfree M&A Incorporated (our "Information Agent") at its address and/or telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                       --------
                                                                           1
SUMMARY TERM SHEET...................................................

                                                                           7
INTRODUCTION.........................................................

                                                                          11
THE TENDER OFFER.....................................................
  1.     Background Of Our Offer; Contacts With DRAI, Negotiations
           And Agreements............................................     11
  2.     Purposes, Effects And Plans.................................     14
  3.     Terms Of Our Offer; Expiration Date.........................     16
  4.     Acceptance For Payment And Payment For Shares...............     18
  5.     Procedures For Accepting Our Offer And Tendering Shares.....     19
  6.     Withdrawal Rights...........................................     21
  7.     Material Federal Income Tax Consequences....................     22
  8.     Price Range Of DRAI's Common Stock..........................     23
  9.     Possible Effects Of Our Offer On The Market For The Shares;
           Nasdaq Listing; Margin Regulations And Exchange Act
           Registration..............................................     23
  10.    Information Concerning DRAI.................................     24
  11.    Information Concerning Us, Our Parent And SIRSI
           Corporation...............................................     26
  12.    Source And Amount Of Funds..................................     28
  13.    Merger Agreement; Support Agreement; Employment Agreements;
           Confidentiality Agreement.................................     31
  14.    Conditions Of Our Offer.....................................     40
  15.    Legal Matters And Regulatory Approvals......................     42
  16.    State Takeover Laws.........................................     43
  17.    Rights Of Dissenting Shareholders...........................     44
  18.    Fees And Expenses...........................................     45
  19.    Miscellaneous...............................................     45

SCHEDULE I-- DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND SIRSI
            CORPORATION

SCHEDULE II-- SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF
             MISSOURI

                               SUMMARY TERM SHEET

    THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF OUR OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO INNISFREE M&A, INCORPORATED AT THE ADDRESS AND TELEPHONE NUMBER LISTED ON THE BACK COVER OF THIS OFFER TO PURCHASE. WHEN WE USE THE TERMS "PURCHASER," "WE," "US" OR "OUR," WE ARE REFERRING TO MCGUIRE ACQUISITION INC.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are McGuire Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of SIRSI Holdings Corp. We were organized in connection with this offer and we have not carried on any activities other than in connection with this offer.

    - SIRSI Holdings Corp. is a Delaware corporation that, through SIRSI Corporation, its wholly owned subsidiary and the holder of all of our outstanding capital stock, is principally engaged in the business of providing software and services for libraries around the globe.

    - Please see "The Tender Offer--Information Concerning Us, Our Parent And SIRSI Corporation."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Data Research Associates, Inc. Please see the "Introduction" and "The Tender Offer--Terms Of Our Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $11.00 for each share of Data Research Associates, Inc.'s common stock, net to you in cash, less any required withholding taxes and without interest. If you are the record owner of your shares and you tender your shares directly to the transfer agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. Please see "Introduction" and "The Tender Offer--Terms Of Our Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF YOUR OFFER?

    - We are not obligated to purchase any tendered shares of Data Research Associates, Inc.'s common stock unless, after the purchase of all of the shares validly tendered and not properly withdrawn, we would beneficially own at least 75% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis (after giving effect to the conversion or exercise of all of the outstanding convertible securities, warrants, options and other rights and securities exercisable or convertible into shares of common stock of Data Research Associates, Inc. whether or not exercised or converted at the time of determination). In calculating the number of shares we beneficially own, we are required to count shares beneficially owned by SIRSI Holdings Corp. Please see the "Introduction," "The Tender Offer--Terms Of Our Offer; Expiration Date," "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement" and "The Tender Offer--Conditions Of Our Offer."

    - We are not obligated to purchase any shares unless and until all material governmental or regulatory notices, approvals or other requirements necessary to consummate the merger have been given, obtained or complied with. Please see "The Tender Offer--Conditions Of Our Offer" and "The Tender Offer--Legal Matters And Regulatory Approvals."

    - Our offer is not conditional upon any financing arrangements; however, our liability and the liability of SIRSI Holdings Corp. is limited to $1 million plus reimbursement of reasonable out-of-pocket expenses if we fail to consummate our offer solely because we fail to obtain debt financing.

    - Our offer is also subject to certain other conditions. Please see "The Tender Offer--Conditions Of Our Offer," which sets forth in full the conditions to our offer.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We expect to obtain all necessary funds to purchase all of the shares of Data Research Associates, Inc.'s common stock from a combination of
      (1) up to approximately $6.9 million from an equity contribution from SIRSI Corporation, (2) a new $45 million credit facility established by SIRSI Corporation, including approximately $10.7 million to be used to refinance SIRSI Corporation's existing indebtedness and (3) approximately $18.2 million of the amount of Data Research Associates, Inc.'s cash expected to be on hand at the expiration of this offer after Data Research Associates, Inc. pays its transaction expenses. To support us, SIRSI Holdings Corp. and SIRSI Corporation in advance of finalizing the documentation for such financing, BNP Paribas has provided SIRSI Corporation with a commitment letter with respect to the proposed credit facility. Our offer is not conditional upon any financing arrangements; however, our liability and the liability of SIRSI Holdings Corp. is limited to $1 million plus reimbursement of reasonable out-of-pocket expenses if we fail to consummate our offer solely because we fail to obtain debt financing. For a more detailed description of the financing for our offer and the merger, see "The Tender Offer--Source And Amount Of Funds."

WHAT DOES DATA RESEARCH ASSOCIATES'S BOARD OF DIRECTORS THINK OF OUR OFFER?

    - Data Research Associates, Inc.'s board of directors (1) unanimously determined that each of the merger agreement, our offer, the merger and the other transactions contemplated by the merger agreement is fair to, advisable and in the best interests of Data Research Associates, Inc.'s shareholders, (2) unanimously approved the merger agreement, our offer, the merger and the transactions contemplated by the merger agreement and
      (3) unanimously recommends that Data Research Associates, Inc.'s shareholders accept our offer, tender their shares pursuant to our offer and, if required, approve and adopt the merger agreement.

WHAT AGREEMENTS DO YOU HAVE WITH DATA RESEARCH ASSOCIATES OR ANY OF ITS
  SHAREHOLDERS RELATING TO YOUR OFFER?

    - Simultaneously with entering into the merger agreement, we and SIRSI Holdings Corp. also entered into a support agreement with Michael J. Mellinger, Chairman, President and Chief Executive Officer of Data Research Associates and F. Gilbert Bickel III, a director of Data Research Associates, and their respective spouses, in which such shareholders agreed to tender all of their shares in the tender offer and agreed to vote all of their shares in favor of the merger and the merger agreement and against certain alternative transactions. The shares subject to the support agreement represent approximately 53.2% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis as of July 20, 2001.

    - Simultaneously with the execution of the merger agreement, SIRSI Corporation entered into an employment agreement with Mr. Mellinger. The employment agreement provides that

      Mr. Mellinger will continue as Chairman of Data Research Associates, Inc. and will serve as a member of the board of directors of SIRSI Corporation.

    - Please see "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN YOUR OFFER?

    - You will have until at least 12:00 midnight, New York City time, on Tuesday, August 21, 2001 to tender your shares, which is the initial scheduled expiration date of our offer. We may extend the expiration of our offer as described below. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure that is described in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares."

CAN YOUR OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We have the right, in our sole discretion, but subject to the terms of the merger agreement and applicable law, to extend the period of time during which our offer remains open.

    - We have agreed that, if on Tuesday, August 21, 2001, the initial scheduled expiration date of our offer, assuming the purchase of all of the shares validly tendered and not properly withdrawn, we would beneficially own less than 75% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis (after giving effect to the conversion or exercise of all of the then outstanding convertible securities, warrants, options and other rights and securities exercisable or convertible into shares of Data Research Associates, Inc.'s common stock, whether or not exercised or converted at the time of determination) or any other conditions to our offer have not been satisfied or waived, we will extend our offer from time to time until October 3, 2001.

    - We have agreed that, if on any scheduled expiration date, assuming the purchase of all the shares validly tendered and not properly withdrawn, we would beneficially own more than 75% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis but less than 90% of the outstanding shares of Data Research Associates, Inc.'s common stock, we will accept all of the shares then validly tendered and not properly withdrawn if all the conditions to the offer are then satisfied or waived, but extend our offer for all the shares not then validly tendered or properly withdrawn for additional periods of time by means of subsequent offering periods of up to twenty business days in the aggregate. Please see "The Tender Offer--Terms Of Our Offer; Expiration Date" and "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

    - If we decide to extend our offer, we will inform Computershare Trust Company of New York of that fact, and we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the day on which our offer was previously scheduled to expire. Please see "The Tender Offer--Terms Of Our Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

    To tender your shares in our offer, you must:

    - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your stock certificates and any other required documents, to Computershare Trust Company of New York or tender your shares by book-entry transfer as described in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares;" or

    - if your stock certificates are not immediately available or if you cannot deliver your stock certificates and any other required documents to Computershare Trust Company of New York prior to the expiration of our offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw any previously tendered shares at any time prior to the expiration of our offer. Any accepted shares may not be withdrawn. Also, any shares tendered during any subsequent offering period may not be withdrawn. Please see "The Tender Offer--Withdrawal Rights."

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to Computershare Trust Company of New York while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. Please see "The Tender Offer--Withdrawal Rights."

WHAT WILL HAPPEN IF ALL THE SHARES ARE NOT TENDERED?

    - If we are able to acquire beneficial ownership of at least 75% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis, then, in accordance with the Delaware General Corporation Law and the General Business and Corporation Law of Missouri, we will merge with and into Data Research Associates, Inc., and Data Research Associates, Inc. will become a wholly owned subsidiary of SIRSI Corporation and an indirect wholly owned subsidiary of SIRSI Holdings Corp. In calculating the number of shares of Data Research Associates, Inc.'s common stock we beneficially own, we are required to count shares of Data Research Associates, Inc.'s common stock owned by SIRSI Holdings Corp. Each share that is outstanding at the time of the merger (other than any shares held in the treasury of Data Research Associates, Inc., and other than shares held by shareholders who have objected to the merger, demanded payment of the fair value of their shares under applicable Missouri law and, as of the effective time of the merger, have neither effectively withdrawn nor lost the right to such demand) will be canceled and converted automatically into the right to receive the same consideration as received by shareholders who tendered their shares in our offer.

    - If we are not able to acquire beneficial ownership of at least 75% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis, we will either extend our offer or terminate our offer in the manner specified in the merger agreement.

    - If we extend our offer in connection with a subsequent offering period, we will pay the same price per share in the subsequent offering periods as we pay in our offer.

    - If we acquire 90% or more of the shares of Data Research Associates, Inc.'s common stock we expect to complete a "short form" merger. This type of merger does not require Data Research Associates, Inc.'s shareholders to approve the merger. See "Introduction," "The Tender Offer--

      Purposes, Effects And Plans" and "The Tender Offer--Legal Matters And Regulatory Approvals."

    - Because Mr. Mellinger, Mr. Bickel and their respective spouses have agreed to tender, subject to the support agreement, approximately 53.2% of the outstanding shares of Data Research Associates, Inc.'s common stock on a fully diluted basis as of July 20, 2001, approximately 21.8% of the outstanding shares of Data Research Associates, Inc.'s common stock must be tendered, in addition to the shares held by such shareholders, to satisfy our minimum tender condition.

    - See "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

WILL DATA RESEARCH ASSOCIATES CONTINUE AS A PUBLIC COMPANY?

    - If the merger occurs, Data Research Associates, Inc. will no longer be publicly owned. Even if the merger does not occur, if we purchase all of the shares validly tendered and not properly withdrawn, (1) there may be so few remaining shareholders and publicly held shares that Data Research Associates, Inc.'s common stock may no longer be eligible to trade on the Nasdaq National Market, (2) there may not be a public trading market for Data Research Associates, Inc.'s common stock, or (3) Data Research Associates, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. Please see "The Tender Offer--Purposes, Effects And Plans" and "The Tender Offer--Possible Effects Of Our Offer On The Market For The Shares; Nasdaq Listing; Margin Regulations And Exchange Act Registration."

IF I DECIDE NOT TO TENDER, HOW WILL YOUR OFFER AFFECT MY SHARES?

    - If you do not validly tender your shares in our offer and the merger occurs, you will receive in the merger the same amount of cash per share as you would have received if you tendered your shares in our offer. See "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

    - If you validly tender your shares in our offer and we purchase all the shares which are validly tendered but the merger does not occur,
      (1) there may be so few remaining shareholders and publicly held shares that Data Research Associates, Inc.'s common stock may no longer be eligible to trade on the Nasdaq National Market, (2) there may not be a public trading market for shares of Data Research Associates, Inc.'s common stock, or (3) Data Research Associates, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. Please see "The Tender Offer--Possible Effects Of Our Offer On The Market For The Shares; Nasdaq Listing; Margin Regulations And Exchange Act Registration."

WILL I HAVE APPRAISAL RIGHTS?

    - We do not believe that appraisal rights are available in connection with our offer; however, appraisal rights will be available in connection with the merger subject to and in accordance with applicable Missouri law. If the merger is consummated, shareholders who have not tendered their shares in our offer have the right under Missouri law to object to the merger and demand payment of the fair value of their shares. See "The Tender Offer--State Takeover Laws", "The Tender Offer--Rights Of Dissenting Shareholders and Schedule II."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On May 16, 2001, the last full trading day before we announced our offer, the closing price per share on the Nasdaq National Market was $5.91 per share; our offer of $11.00 per share represents a premium of 86% over this closing price. On July 24, 2001, the last full day of trading before the printing of this Offer to Purchase, the closing price per share on the Nasdaq National Market was $10.25. See "The Tender Offer--Price Range Of DRAI's Common Stock."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT YOUR OFFER?

    - You can call (toll free) Innisfree M&A Incorporated, our Information Agent, at 1-888-750-5834. See the back cover of this Offer to Purchase.

TO THE HOLDERS OF SHARES OF DRAI'S COMMON STOCK:

                                  INTRODUCTION

    We hereby offer to purchase all of the outstanding shares of common stock, par value $0.01 per share of DRAI (the "Shares") for $11.00 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together, with any amendments or supplements hereto or thereto, collectively constituting the "Offer"). Please see "The Tender Offer--Information Concerning Us, Our Parent And SIRSI Corporation" for additional information concerning us, SIRSI Holdings Corp. (our "Parent") and SIRSI Corporation. You will not be obligated to pay brokerage fees or commissions in connection with our Offer. We will pay all charges and expenses of our Depositary, and of our Information Agent.

    DRAI'S BOARD OF DIRECTORS (1) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF DRAI'S SHAREHOLDERS, (2) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, OUR OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND
(3) UNANIMOUSLY RECOMMENDS THAT DRAI'S SHAREHOLDERS ACCEPT OUR OFFER, TENDER THEIR SHARES PURSUANT TO OUR OFFER AND, IF REQUIRED, APPROVE AND ADOPT THE MERGER AGREEMENT.

    Crescendo Capital Partners, LLC ("Crescendo"), financial advisor to the board of directors of DRAI (the "Board"), has delivered to the Board a written opinion, dated as of May 15, 2001, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $11.00 per Share cash consideration to be received in our Offer and the Merger, by the holders of DRAI Shares was fair, from a financial point of view, to the holders of Shares. A copy of Crescendo's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Annex B to DRAI's Solicitation/Recommendation Statement on Schedule 14D-9. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CRESCENDO.

    OUR OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF OUR OFFER, NOT LESS THAN THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 75% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AFTER GIVING EFFECT TO THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES, WHETHER OR NOT EXERCISED OR CONVERTED AT THE TIME OF DETERMINATION), EXCLUDING ANY SHARES HELD BY DRAI OR ANY OF ITS SUBSIDIARIES AND (2) ALL MATERIAL GOVERNMENTAL OR REGULATORY NOTICES, APPROVALS OR OTHER REQUIREMENTS NECESSARY TO CONSUMMATE THE MERGER SHALL HAVE BEEN GIVEN, OBTAINED OR COMPLIED WITH. OUR OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. WE REFER YOU TO "THE TENDER OFFER--CONDITIONS OF OUR OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO OUR OFFER.

    We are making this Offer pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to our Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law and the General Business and Corporation Law of Missouri, we will merge with and into DRAI (the

"Merger"). Upon the due filing of a certificate of merger with the Secretary of State of the State of Missouri (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time of the Merger (other than Shares held in the treasury of DRAI and other than Shares held by shareholders who have objected to the Merger, demanded payment of the fair value of their Shares under applicable Missouri law and, as of the Effective Time, have neither withdrawn nor lost the right to such demand) will be canceled and converted automatically into the right to receive $11.00 in cash (or any higher price that may be paid per Share in our Offer) without interest. The Merger Agreement is more fully described in "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement." The material federal income tax consequences of the sale of Shares pursuant to our Offer and the Merger are described in "The Tender Offer--Material Federal Income Tax Consequences."

    Simultaneously with the execution of the Merger Agreement, we and our Parent also entered into a support agreement (the "Support Agreement") with Michael J. Mellinger, Chairman, President and Chief Executive Officer of DRAI, F. Gilbert Bickel III, a director of DRAI, and their respective spouses (together, the "Principal Shareholders") in which the Principal Shareholders agreed to, among other things:

    - tender all of their Shares to us in our Offer;

    - vote (1) in favor of the Merger and the Merger Agreement, (2) against any Acquisition Proposal (as that term is defined in the Merger Agreement), against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DRAI under the Merger Agreement, against any change in the directors of DRAI, against any change in the present capitalization of DRAI, against any amendment to DRAI's articles of incorporation or bylaws, which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of the transactions being consummated and (3) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement;

    - revoke all prior proxies or powers of attorney governing the Shares owned by them and grant an irrevocable proxy to us and our Parent, or any of our nominees to vote and act (by written consent or otherwise) with respect to all of the Shares owned by them at any meeting of DRAI's shareholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above;

    - execute any documents that are necessary or appropriate in order to effectuate the foregoing, including the ability for us or our nominees to vote Shares owned by the Principal Shareholders; and

    - waive any rights of appraisal or rights to dissent from the Merger.

    Please see "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

    The Merger Agreement provides that promptly after the later to occur of
(1) the purchase of and payment for any Shares as a result of which Parent and its subsidiaries own at least a majority of the then outstanding Shares on a fully diluted basis and (2) compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated by the Securities and Exchange Commission (the "SEC") thereunder, our Parent will be entitled to designate the number of directors on the Board as will give our Parent representation on the Board equal to at least the number of directors, rounded up to the next whole number, that equals the product of
(i) the total number of directors on the Board (giving effect to the directors designated as described in this sentence) multiplied by (ii) a fraction, the numerator of which is the number of Shares that our Parent and its subsidiaries beneficially own when calculating this fraction, and the denominator of which is the total number of Shares then outstanding. DRAI will, upon request of our Parent, promptly use its best efforts either to increase the size of its Board or to secure the resignations of some of its incumbent directors, or both as is necessary to enable our Parent's designees to be so elected or appointed to the Board, and DRAI will take all actions available to DRAI to cause our Parent's designees to be elected or appointed at that time.

    We will complete the Merger if conditions specified in the Merger Agreement are satisfied, which conditions include the consummation of our Offer, and, if required under Missouri law, the adoption of the Merger Agreement at a meeting of DRAI's shareholders. For a more detailed description of the conditions to the Merger, please see "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement" and "The Tender Offer--Conditions Of Our Offer." DRAI's articles of incorporation require the affirmative vote of the holders of at least 75% of the outstanding Shares to approve any merger, including the Merger provided for in the Merger Agreement. Consequently, if we acquire (pursuant to our Offer or otherwise) at least 75% of the outstanding Shares, then we will be able to adopt the Merger Agreement without the affirmative vote of any other DRAI shareholder. Please see "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement" and "The Tender Offer--Conditions Of Our Offer."

    Under applicable Missouri and Delaware laws, if we, together with our Parent, acquire (pursuant to our Offer or otherwise) at least 90% of the then outstanding Shares, we will be able to effect the Merger without holding a meeting of DRAI's shareholders to vote on the Merger and without requesting the affirmative vote of DRAI's other shareholders. If that happens, we, our Parent and DRAI have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Missouri law, and without a meeting of DRAI's shareholders, as soon as practicable after we acquire 90% of the then outstanding Shares. If, however, we, together with our Parent, do not acquire at least 90% of the then outstanding Shares and a meeting of DRAI's shareholders to approve the Merger is required under Missouri law, a significantly longer period of time will be required in order to effect the Merger. Please see "The Tender Offer--Legal Matters And Regulatory Approvals."

    Pursuant to the Merger Agreement and upon consummation of the transactions contemplated by the Merger Agreement, options and warrants that are exercisable for Shares will be (i) converted into the right to receive an amount (the "Net Amount") equal to the product of (x) the excess, if any, of $11.00 over the per Share exercise price of the option or warrant, as the case may be, and (y) the number of Shares subject to the option or warrant, as the case may be or
(ii) cancelled in exchange for payment of the Net Amount.

    DRAI has advised us that as of July 20, 2001, 1,057,149 Shares were held in the treasury of DRAI and 4,826,204 Shares were outstanding on a fully diluted basis. This number includes the following:

    - 4,500,204 Shares issued and outstanding;

    - 84,000 Shares subject to outstanding stock options that have an exercise price below $11 per Share and are either exercisable or will become exercisable upon the purchase by us of the Shares, but by agreement, are not exercisable prior to the consummation of the Merger;

    - 50,000 Shares subject to an outstanding warrant that may not, by agreement, be exercised prior to the consummation of the Merger;

    - 32,500 Shares subject to stock options that will become exercisable on January 1, 2002, at which time they may be exercised for the Net Amount;

    - 68,000 Shares subject to stock options that will become exercisable on January 1, 2003, at which time they may be exercised for the Net Amount; and

    - 91,500 Shares subject to stock options that have an exercise price above $11 per Share.

    As a result, as of July 20, 2001:

    - our Minimum Condition would be satisfied if we had acquired 3,619,653 Shares;

    - we would be able to approve the Merger, under applicable Missouri and Delaware laws, without calling a meeting of DRAI's shareholders or getting the consent or vote of any other DRAI shareholder, if we acquired 4,050,184 Shares; and

    - because the Principal Shareholders have agreed to tender, subject to the Support Agreement, approximately 53.2% of the outstanding Shares on a fully diluted basis as of July 20, 2001, approximately 21.8% of the outstanding Shares must be tendered, in addition to the Shares held by the Principal Shareholders, to satisfy our Minimum Condition.

    Please see "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

    We do not believe that appraisal rights are available in connection with our Offer; however, appraisal rights will be available in connection with the Merger, subject to and in compliance with applicable Missouri law. If the Merger is consummated, shareholders who have not tendered their Shares in our Offer will have the right under applicable Missouri law to object to the Merger and demand payment of the fair value of their Shares. Please see "The Tender Offer--State Takeover Laws", "The Tender Offer--Rights Of Dissenting Shareholders" and Schedule II.

                                THE TENDER OFFER

1.  BACKGROUND OF OUR OFFER; CONTACTS WITH DRAI, NEGOTIATIONS AND AGREEMENTS.

    The following information concerning DRAI has been provided to us by DRAI:

    On January 30, 2001, William K. Luby, one of our directors and a director of our Parent and SIRSI Corporation, contacted Crescendo, the financial advisor of DRAI, to communicate our Parent's interest in acquiring DRAI. On February 1, 2001, Crescendo informed Mr. Luby that upon execution of a confidentiality agreement, DRAI would be interested in pursuing discussions with SIRSI Corporation and would provide SIRSI Corporation with information about DRAI. On February 5, 2001, the parties executed the Confidentiality Agreement (as hereinafter defined in "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement").

    On February 26, 2001, Mr. Luby and Patrick Sommers, the President and Chief Executive Officer of us, our Parent and SIRSI Corporation, met in St. Louis, Missouri, with Mr. Mellinger and representatives of Crescendo, to discuss a potential transaction between SIRSI Corporation and DRAI.

    On March 6, 2001, SIRSI Corporation's representatives and DRAI's representatives held a telephonic meeting to discuss SIRSI Corporation's interest in acquiring DRAI. At the meeting, DRAI suggested that SIRSI Corporation submit a formal written proposal to acquire DRAI.

    On March 21, 2001, SIRSI Corporation delivered a written, non-binding proposal to acquire DRAI for $46.4 million (or $10.00 per Share assuming
4.64 million Shares outstanding at such time), subject to its satisfaction with DRAI's contingent liabilities. SIRSI Corporation's proposal contemplated a tender offer followed by a merger of us with and into DRAI. The proposal requested that Mr. Mellinger be retained as a consultant for four years and Mr. Mellinger would serve on SIRSI Corporation's board of directors. The proposal contemplated that DRAI would not have any outstanding indebtedness at closing and the acquisition price would be financed with $21 million of DRAI's cash and borrowings under a new senior bank credit facility. The proposal did not contain the conditions to our Offer or other material terms that were left open for negotiation. Following delivery of the proposal, DRAI provided our Parent with non-public information concerning DRAI's historical financial performance and condition, its customers and its prospects.

    On March 26, 2001, Crescendo advised Mr. Luby that, in DRAI's opinion, the $10 per Share proposal did not adequately reflect DRAI's value. Crescendo and Mr. Luby also discussed other aspects of the proposal, including SIRSI Corporation's due diligence and the proposed financing structure.

    On April 6, 2001, SIRSI Corporation's and DRAI's representatives met at DRAI's offices in St. Louis, Missouri, to discuss the proposed transaction. Specifically, the group discussed SIRSI Corporation's review of the publicly available information on DRAI and the revenue potential for DRAI's new Taos product line.

    On April 10, 2001, Mr. Luby met with Duncan O'Brien of Crescendo to discuss in greater detail the proposed terms of a transaction between DRAI and SIRSI Corporation. At the meeting, the parties discussed valuations for DRAI in excess of $10.00 per share. Mr. Luby indicated that SIRSI Corporation would submit a revised proposal in the coming days.

    On April 12 and 13, 2001, DRAI and Crescendo provided SIRSI Corporation and its representatives with additional financial information regarding DRAI.

    On April 16, 2001, SIRSI Corporation delivered a revised written, non-binding proposal to acquire all of the outstanding Shares for $11.00 per Share in cash. The revised proposal contemplated the following principal terms:

    - SIRSI Corporation would not consummate the acquisition unless DRAI had no outstanding indebtedness and had at least $22 million in cash at the time of the closing of our Offer.

    - The Principal Shareholders would agree to tender into an offer made to all shareholders and vote in favor of any merger.

    - SIRSI Corporation would retain Mr. Mellinger as a consultant for two years at a rate equal to $150,000 per annum.

    - SIRSI Corporation would finance the acquisition with $22 million of DRAI's cash and with borrowings under a new senior bank credit facility.

    - If SIRSI Corporation did not receive the contemplated financing but all of the other conditions to SIRSI Corporation's offer were satisfied, SIRSI Corporation would pay $500,000 to DRAI as a termination fee.

    On April 19, 2001, our Parent's and SIRSI Corporation's boards of directors met to discuss the status of conversations with DRAI.

    Following that meeting, SIRSI Corporation received from DRAI comments to the proposal. DRAI proposed the following changes to the proposal:

    - SIRSI Corporation would acknowledge the number of outstanding options and warrants that DRAI would be obligated to honor following the consummation of the Merger.

    - The Principal Shareholders would state their intention to tender into the tender offer but would not agree to tender into our Offer or vote in favor of the Merger.

    - DRAI would not commit to have a fixed amount of cash at closing, but would limit its uses of cash pending closing of the Merger.

    - SIRSI Corporation would pay DRAI a termination fee of $2 million if SIRSI Corporation failed to receive binding commitment letters in regard to the financing prior to an agreed upon date.

    - DRAI would pay SIRSI Corporation a termination fee of $2 million if it failed to complete the deal with us due to the existence of a more attractive, unsolicited offer to acquire DRAI.

    - Upon resolution of all issues, the parties would execute definitive agreements and would deposit the signed agreements into escrow for a two business day period during which SIRSI Corporation would be given the opportunity to discuss DRAI's business and DRAI's products with the University of California at Los Angeles and at least two other customers of DRAI's. At the end of the two business day period, if SIRSI Corporation notified DRAI that it was satisfied with its discussions, the agreements would be released from escrow.

    - SIRSI Corporation would acknowledge that DRAI planned on entering into employment agreements with five members of its management team, including Mr. Mellinger.

    Between April 19, 2001 and April 23, 2001, SIRSI Corporation's representatives and DRAI's representatives negotiated the terms of a transaction between us and DRAI. On April 24, 2001, the parties agreed to a revised proposal reflecting substantially the terms set forth above except as follows:

    - At closing, SIRSI Corporation would pay holders of vested DRAI options an amount equal to the excess of $11.00 per Share over the per Share exercise price.

    - SIRSI Corporation would pay a termination fee of $1 million if SIRSI Corporation failed to receive binding commitment letters in regard to the financing prior to an agreed upon date. The parties did not agree on whether there would be a financing condition in the Merger Agreement following receipt of such commitment letters.

    - The Principal Shareholders would agree to tender into our Offer and vote, in their capacity as shareholders, in favor of the Merger.

    - SIRSI Corporation would retain Mr. Mellinger as an employee for six months following closing and for an additional six months thereafter as a consultant. SIRSI Corporation would pay Mr. Mellinger $25,000 per month during the employment and consulting terms. Following the consulting term, SIRSI Corporation would pay Mr. Mellinger $100,000 per annum for a three year period in exchange for his agreement not to compete with SIRSI Corporation and its subsidiaries.

    Each proposal was subject to substantial conditions, including SIRSI Corporation's satisfaction with the results of its due diligence. In addition, SIRSI Corporation informed DRAI that for it to incur costs or expenses for its due diligence activities, DRAI must agree not to solicit or negotiate with any third parties for a limited period of time. On April 24, 2001, DRAI executed an exclusivity letter pursuant to which it agreed not to solicit competing offers or negotiate with third parties until May 11, 2001.

    On April 29, 2001, SIRSI Corporation's representatives delivered initial drafts of the Merger Agreement and the Support Agreement to representatives of DRAI. On April 30, 2001, SIRSI Corporation's representatives met in St. Louis, Missouri, with DRAI's representatives to conduct formal due diligence on DRAI.

    From May 2, 2001 through the signing of the Merger Agreement, SIRSI Corporation's legal and financial advisors and the DRAI's legal and financial advisors engaged in extensive negotiations over the terms of the draft merger agreement.

    On May 7, 2001, SIRSI Corporation's representatives met in St. Louis, Missouri, with DRAI's representatives to conduct additional due diligence.

    On May 11, 2001, to allow for continued negotiations and due diligence, the parties extended the expiration of the exclusivity period until May 14, 2001.

    On May 14, 2001, the parties agreed to amend the Confidentiality Agreement to provide for the scope of the conduct of our customer due diligence and extended the exclusivity period to May 16, 2001. Between May 14 and May 16, 2001, the parties reached agreement on the remaining open issues in the Merger Agreement and SIRSI Corporation concluded its customer due diligence to its satisfaction.

    On May 16, 2001, the parties executed the Merger Agreement, the Support Agreement, and the Mellinger Employment Agreement (as defined below).

    On or about June 25, 2001, we determined that we were not able to arrange senior debt financing from our prospective lender adequate to consummate the transactions. In response, the parties considered various options, including our proposal to reduce the per Share cash price to be paid in the

Offer and the Merger to $10 per Share. During this period, on two occasions, the parties extended the deadline for obtaining commitment letters for the senior debt financing and for commencing the offer. After extensive negotiations among the parties, our Parent's shareholders and Patrick Sommers, the President and Chief Executive Officer of us, our Parent and SIRSI Corporation, informed us that they would be willing to provide shareholder loans and make equity contributions of up to $1 million and $2.2 million, respectively, to our Parent. The proposed equity contributions and loans from our Parent's shareholders and Mr. Sommers, when taken together with the senior debt financing from our prospective lender and SIRSI Corporation's and DRAI's available cash, would provide sufficient funds to consummate the transactions at the $11.00 per Share purchase price and to pay the related fees and expenses. Accordingly, after receiving a commitment letter that was in satisfactory form, we commenced our Offer.

    In addition, prior to commencing our Offer, the parties amended the Merger Agreement for, among other things, the following:

    - DRAI provided representations and warranties to the effect that it obtained agreements from holders of its outstanding stock options and warrants exercisable for Shares at any time up to the Effective Time (as defined herein) pursuant to which such holders agreed not to exercise their stock options and warrants until the later of the Effective Time and the termination of the Merger Agreement.

    - The parties deleted the requirement to file a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, because the transaction size will not meet the requisite threshold.

    - Upon consummation of our Offer and acceptance by us for payment of Shares tendered pursuant to our Offer (without giving effect to any subsequent offering period), DRAI will provide our Parent with a Bridge Loan (as defined herein) in an amount of up to $18.7 million less the amount of DRAI's transaction expenses.

2.  PURPOSES, EFFECTS AND PLANS.

    PURPOSE OF OUR OFFER; THE MERGER. The purpose of our Offer and the Merger is for our Parent to acquire control of, and the entire equity interest in, DRAI. Our Offer, as the first step in the acquisition of DRAI, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to our Offer or otherwise. If, after consummation of our Offer, we own at least 90% of the Shares then outstanding, we will be able to cause the Merger to occur under applicable Missouri and Delaware law without holding a meeting of DRAI's shareholders to adopt the Merger Agreement and without the affirmative vote of DRAI's other shareholders. If, however, after consummation of our Offer, we own less than 90% of the Shares then outstanding but our Minimum Condition has been satisfied, we will have sufficient voting power to cause the approval and adoption of the Merger without the affirmative vote of any other DRAI shareholder.

    EFFECTS OF OUR OFFER. Upon the consummation of our Offer and the Merger, the entire equity interest in DRAI will be beneficially owned by our Parent. The current shareholders of DRAI will no longer have any interest in, and will not be shareholders of, DRAI, but will have the right to receive $11.00 in cash, without interest, for each Share held (other than Shares held in the treasury of DRAI and other than Shares held by shareholders who object to the Merger, demand payment of the fair value of their Shares under applicable Missouri law and, as of the Effective Time have neither withdrawn nor lost the right to such demand (the "Dissenting Shareholders")). In addition, holders of options or warrants will have the right to receive a cash payment in exchange for such options or warrants in an amount equal to the Net Amount. See "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

    In addition, after the Merger, DRAI will no longer be subject to the reporting requirements of the Exchange Act, which will allow DRAI to eliminate the time devoted by its management and other employees to matters that relate exclusively to DRAI being a publicly held company. DRAI's officers, directors and the owners of more than 10% of the Shares will no longer be subject to the reporting and the short-swing profit provisions of Section 16 of the Exchange Act.

    Depending upon the number of Shares purchased pursuant to our Offer, DRAI's common stock may no longer meet the standards for continued quotation the Nasdaq National Market. According to Nasdaq's published guidelines, the Shares would not be eligible quotation if, among other things, the number of Shares that are not held directly or indirectly by any officer or director of DRAI and by any other person who is the beneficial owner of more than 10% of the total Shares outstanding is less than 750,000, or the number of holders of at least 100 Shares falls below 400. If, as a result of the purchase of Shares pursuant to our Offer, the Merger, the Merger Agreement or otherwise, DRAI's common stock no longer meets the requirements of the Nasdaq National Market for continued quotation, the quotation of the Shares will be discontinued. If that happens, the market for the Shares would be adversely affected. If the Shares are no longer eligible for listing on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of quotations would, however, depend upon the number of shareholders remaining at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors. Assuming we acquire the requisite number of Shares to effect the eligibility of the Shares for quotation, we intend to cause the Shares to cease to be quoted by Nasdaq following consummation of our Offer.

    PLANS FOR DRAI. Upon completion of our Offer, we intend to effect the Merger in accordance with the terms and conditions of the Merger Agreement.

    The Merger Agreement provides that promptly after the later to occur of
(1) the purchase of and payment for any Shares as a result of which Parent and its subsidiaries own at least a majority of the then outstanding Shares on a fully diluted basis and (2) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated by the SEC thereunder, our Parent will be entitled to designate the number of directors on the Board as will give our Parent representation on the Board equal to at least the number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on the Board (giving effect to the directors designated as described in this sentence) multiplied by (ii) a fraction, the numerator of which is the number of Shares that our Parent and its subsidiaries beneficially own when calculating this fraction, and the denominator of which is the total number of Shares then outstanding. DRAI will, upon request of our Parent, promptly use its best efforts either to increase the size of its Board or to secure the resignations of some of its incumbent directors, or both as is necessary to enable our Parent's designees to be so elected or appointed to the Board, and DRAI will take all actions available to DRAI to cause our Parent's designees to be elected or appointed at that time. Please see "The Tender Offer--Merger Agreement; Support Agreement; Employment Agreements; Confidentiality Agreement."

    Except as otherwise described in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, we have no current plans or proposals that relate to or would result in: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving DRAI;
(2) a sale or transfer of a material amount of assets of DRAI; (3) any change in the management of DRAI or any change in any material term of the employment contract of any executive officer of DRAI; or (4) any other material change in DRAI's corporate structure or business.

    Nevertheless, we may initiate a review of DRAI and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of DRAI and our Parent, its subsidiaries and its shareholders. Furthermore, in connection with our ongoing review of DRAI's long term strategy, we may, in the future, consider the disposition or acquisition of material assets, alliances, joint ventures, other forms of cooperation with third parties or other extraordinary transactions affecting DRAI or its operations.

3.  TERMS OF OUR OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of our Offer (including any terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered (and not properly withdrawn in accordance with the procedures set forth in "The Tender Offer--Withdrawal Rights") on or prior to the "Expiration Date." The "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, August 21, 2001, unless and until we (subject to the terms and conditions of the Merger Agreement) extend the period during which our Offer is open, in which case "Expiration Date" will mean the latest time and date at which our Offer, as we have extended it, will expire.

    Our Offer is subject to the conditions described in "The Tender Offer--Conditions Of Our Offer," including the satisfaction of the Minimum Condition and the receipt of material governmental approvals. Subject to the terms of the Merger Agreement, we expressly reserve the right to waive any condition to our Offer in whole or in part, in our sole discretion, and also expressly reserve the right to increase the price per Share payable in our Offer and to make any other changes in the terms and conditions of our Offer; but, without the consent of DRAI, we will not amend or waive the Minimum Condition. We cannot legally waive material governmental approvals. We also agreed that, without the prior written consent of DRAI, no change in our Offer may be made
(i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition,
(iv) which imposes conditions to the Offer in addition to those set forth in "The Tender Offer--Conditions Of Our Offer" or which modifies the conditions set forth in such section in a manner adverse to the holders of Shares, (v) which amends any other term of the Offer in a manner inconsistent with the Merger Agreement and adverse to the holders of Shares, or (vi) which extends the expiration of the Offer beyond October 3, 2001.

    We have agreed to extend our Offer from time to time until October 3, 2001 if, and to the extent that, at the then scheduled Expiration Date, the conditions to our Offer have not been satisfied or waived (except that the Minimum Condition may not be waived). In addition, if at the Expiration Date, the conditions of the Offer have been satisfied or waived, we may accept for payment all Shares validly tendered and not properly withdrawn and provide for subsequent offering periods under Rule 14d-11 under the Exchange Act, of not more than twenty business days, in the aggregate, in an effort to acquire at least 90% of the outstanding Shares. If we acquire less than 90% of the outstanding Shares following the then scheduled Expiration Date of the Offer, we intend to elect to provide one or more subsequent offerings. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the initial Offer or in a subsequent offering period, if one is provided. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not our Offer is extended.

    Rule 14d-11 under the Exchange Act provides that we may provide for a subsequent offering period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) we offer the same form and amount of consideration for the shares tendered in the subsequent offering period as in the initial Offer, (iii) we immediately accept and promptly pay for all Shares tendered during the Offer prior to such expiration,
(iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date and immediately begin the subsequent offering and (v) we immediately accept and promptly pay for Shares as they are tendered during the subsequent offering. In the event that we provide a subsequent offering, we will provide an announcement to that effect by issuing a press release to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    We will pay for all Shares validly tendered and not properly withdrawn promptly following the acceptance of Shares for payment pursuant to our Offer. Subject to the rules of the SEC and the terms and conditions of our Offer, we also expressly reserve the right to delay payment for Shares in order to comply in whole or in part with applicable law. Any delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of our Offer.

    We will, as promptly as practicable, make a public announcement of any extension, delay, termination, waiver or amendment. If we extend our Offer, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to you in a manner reasonably designed to inform you of changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire.

    If we make a material change in the terms of our Offer or the information concerning our Offer, or if we waive a material condition of our Offer, we will extend our Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. If, before the scheduled Expiration Date, we decide to increase the consideration being offered pursuant to our Offer, the increase in the offered consideration will be applicable to all shareholders whose Shares are accepted for payment pursuant to our Offer. If at the time notice of any increase in the offered consideration is first published, sent or given, our Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that the notice is first so published, sent or given, our Offer will be extended at least ten business days after that notice.

    For purposes of our Offer, a "business day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are permitted by law, rule or regulation to be closed.

    DRAI has provided us with mailing labels, security position listings and any available listing or computer file containing the names and addresses of all record holders of the Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to the record holders whose names appeared on DRAI's shareholder list on July 20, 2001 and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of our Offer (including, if our Offer is extended or amended, the terms and conditions of any extension or amendment), we will promptly accept for payment all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "The Tender Offer--Withdrawal Rights") after the occurrence of the Expiration Date. Additionally, we will pay for all Shares validly tendered and not properly withdrawn promptly following our acceptance of Shares pursuant to our Offer.

    In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to our Offer only after timely receipt by our Depositary of
(1) the stock certificates evidencing Shares validly tendered and not properly withdrawn or timely confirmation of a book-entry transfer of Shares into our Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares," (2) the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or an Agent's Message, in connection with any book-entry transfer and (3) any other documents required by the Letter of Transmittal. An "Agent's Message" is a message, transmitted by the Book-Entry Transfer Facility to, and received by, our Depositary and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the agreement against that participant.

    For purposes of our Offer, we will be deemed to have purchased Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to our Depositary of our acceptance for payment of Shares pursuant to our Offer. Upon the terms and subject to the conditions of our Offer, payment for the Shares will be made by depositing the aggregate purchase price with our Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES PURCHASED IN OUR OFFER OR CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER, REGARDLESS OF ANY DELAY IN MAKING PAYMENT.

    If we do not accept tendered Shares for payment for any reason pursuant to the terms and conditions of our Offer, or if stock certificates are submitted evidencing more Shares than are tendered, the stock certificates evidencing Shares not purchased will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into our Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of our Offer.

    We reserve the right to assign, in our sole discretion, any or all of our rights, interests and obligations contained in the Merger Agreement to our Parent or to any affiliate of our Parent, but any assignment will not relieve us of our obligations under our Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and accepted for payment pursuant to our Offer.

    If you are a record holder of Shares and validly tender your Shares directly to our Depositary, you will not be obligated to pay brokerage fees or commissions or, except as provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to our purchase of Shares pursuant to our Offer. Nonetheless, if you fail to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, you may be subject to a required back-up U.S. federal income tax withholding certain amounts of the gross proceeds payable to you. See "The Tender Offer--Material Federal Income Tax Consequences."

5.  PROCEDURES FOR ACCEPTING OUR OFFER AND TENDERING SHARES.

    In order for you to validly tender Shares pursuant to our Offer, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by our Depositary at its address set forth on the back cover of this Offer to Purchase and either (1) the stock certificates evidencing Shares validly tendered and not properly withdrawn must be received by our Depositary at its address or the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by our Depositary (including an Agent's Message if you did not deliver a Letter of Transmittal), in each case prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF STOCK CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY OUR DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERTY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. Our Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of our Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by our Depositary at its address and/or facsimile number, as applicable set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or you must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to our Depositary. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, unless (1) the Letter of Transmittal is signed by a record holder of Shares (which, for purposes of this Offer to Purchase, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of Shares) and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an eligible guarantor institution. If a stock certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a stock certificate not accepted for payment or not tendered is to be returned, to a person other than the record holder(s), then the stock certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the record holder(s) appear on the stock certificate, with the signature(s) on the stock certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If you desire to tender Shares pursuant to our Offer and the stock certificate(s) evidencing your Shares are not immediately available, you cannot deliver your stock certificate(s) and all other required documents to our Depositary prior to the Expiration Date, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, your Shares may still be validly tendered, provided that all the following conditions are satisfied:

    - the tender is made by or through an eligible guarantor institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery is received prior to the Expiration Date by our Depositary; and

    - the stock certificate(s) (or a book-entry confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by our Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

    You may deliver your Notice of Guaranteed Delivery by hand, overnight courier or mail or by telegram or facsimile transmission to our Depositary. Your Notice of Guaranteed Delivery must include a guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery.

    In all cases, we will pay for Shares tendered and accepted pursuant to our Offer only after timely receipt by our Depositary of the stock certificate(s) evidencing Shares, or a book-entry confirmation of the delivery of Shares, and the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right to waive any condition of our Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A TENDER OF SHARES WILL NOT HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NEITHER WE, OUR PARENT NOR ANY OF OUR PARENT'S OR OUR RESPECTIVE AFFILIATES OR ASSIGNS, OUR DEPOSITARY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION. Our interpretation of the terms and conditions of our Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms and conditions of our Offer, as well as your representation and warranty to us that (1) you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of your Shares), and (2) when we accept your Shares for payment, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, pledges, charges, encumbrances or voting agreements and not subject to any adverse claims.

    OUR ACCEPTANCE OF YOUR SHARES PURSUANT TO ANY OF THE PROCEDURES DESCRIBED ABOVE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF OUR OFFER.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, you irrevocably appoint us and our designees as your agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares you tender and we accept for payment (and with respect to any and all other Shares or other securities issued or issuable on or after July 25, 2001). These powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. The appointment will be effective when, and only to the extent that, we accept your Shares for payment. Upon our acceptance for payment, all prior powers of attorney and proxies given by you with respect to your Shares (and your other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed to be effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of DRAI's shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting, or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for the Shares, we must be able to exercise full voting rights with respect to the Shares (and the other Shares and securities).

6.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to our Offer are irrevocable except that tendered Shares may be withdrawn at any time prior to the earlier of our acceptance of such Shares and the Expiration Date (unless such Shares have been tendered during a "subsequent offering period" provided in accordance with Rule 14d-11 under the Exchange Act). If we extend our Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to our Offer for any reason, then, without prejudice to our rights under our Offer, our Depositary may, nevertheless, on our behalf, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this
Section 6. Any delay will be by an extension of our Offer to the extent required by law.

    We have agreed with DRAI to extend our Offer beyond the initial Expiration Date for up to thirty business days, if any of the conditions to our Offer are not satisfied or waived, until that condition is satisfied or waived (except that the Minimum Condition may not be waived).

    If at the Expiration Date, the conditions of the Offer have been satisfied or waived, we may accept for payment all Shares validly tendered and not properly withdrawn and provide for subsequent offering periods, under Rule 14d-11 under the Exchange Act, of not more than twenty business days, in the aggregate, in an effort to acquire at least 90% of the outstanding Shares. If we acquire less than 90% of the outstanding Shares following the Expiration Date of the Offer, we intend to elect to provide one or more subsequent offerings. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the initial Offer or in a subsequent offering period, if one is provided. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not our Offer is extended.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by our Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares, if different from that of the person who tendered the Shares. If stock certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to our Depositary, then, prior to the physical release of the stock certificates, the serial numbers shown on the stock certificates must be submitted to our Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, as set forth in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    WE WILL DETERMINE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL. OUR DETERMINATION WILL BE FINAL AND BINDING. NEITHER WE, OUR PARENT, NOR ANY OF OUR PARENT'S OR OUR RESPECTIVE AFFILIATES OR ASSIGNS, OUR DEPOSITARY, OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION.

    Withdrawals of Shares may not be rescinded. If you have properly withdrawn Shares they will be deemed not to have been validly tendered for purposes of our Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares."

7.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

    The summary of tax consequences below is for general information and the treatment of each shareholder will depend upon such shareholder's particular situation. The foregoing discussion applies only to holders of Shares who held their shares as capital assets, and may not apply to (1) Shares received pursuant to the exercise of employee stock options or otherwise as compensation,
(2) holders of Shares who are not citizens or residents of the United States of America, (3) holders who hold their Shares as part of an integrated investment (including a "straddle"), or (4) holders who are subject to special rules, like financial institutions or insurance companies. All shareholders should consult with their tax advisors as to the particular tax consequences of our Offer and the Merger to them, including the effect of the alternative minimum tax and any state, local, or foreign income and other tax laws or other changes in such tax laws.

    The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws.

    Generally, for U.S. federal income tax purposes, if Shares are accepted for payment a tendering shareholder or, if the Merger occurs, all shareholders, will recognize gain or loss equal to the difference, if any, between the amount of cash received by the shareholder pursuant to the Offer or Merger, as applicable, and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into the right to receive cash in the Merger. Gain or loss will be calculated separately for each block of shares and rights tendered and purchased pursuant to the Offer or converted into the right to receive cash in the Merger. Gain or loss recognized by the Shareholder will be capital gain or loss (assuming the Shares are held as capital assets) and will be long-term capital gain or loss if the holder's held the Shares for more than 12 months. In the case of a non-corporate shareholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, the ability to use capital losses to offset gains is limited.

    A Dissenting Shareholder who exchanges all of his, her or its Shares for cash in connection with his, her or its demand for payment of the fair value of his, her or its Shares in accordance with and subject to applicable Missouri law will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate tax basis in the Shares surrendered.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" unless a shareholder who holds Shares (1) provides a correct taxpayer identification number (which for an individual shareholder, is the shareholder's social security number) and any other required information, or
(2) is a corporation, or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

    If backup withholding applies to a Shareholder, the Depositary is required to withhold amounts from payments to such Shareholder. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the federal income tax liability of the persons subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in any overpayment of tax, a refund can be obtained by the Shareholder upon filing a federal income tax return.

8.  PRICE RANGE OF DRAI'S COMMON STOCK.

    According to DRAI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (the "DRAI 10-Q") and information supplied by DRAI, the DRAI shares were approved for quotation on the Nasdaq National Market under the symbol "DRAI" on July 1, 1992.

    According to the DRAI 10-Q, DRAI paid an annual cash dividend on its Shares of $0.12 per Share on each of January 25, 2001 and January 25, 2000. DRAI agreed in the Merger Agreement that, without the prior written consent of us and our Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of DRAI.

    The following table sets forth the high and low sales prices per Share on the Nasdaq National Market for the periods indicated, as reported in published financial sources.

PERIOD                                                        HIGH       LOW
------                                                      --------   --------
3rd Quarter, 2001 (through July 24, 2001).................  $10.550    $  7.46
2nd Quarter, 2001 (ending June 30, 2001)..................  $10.800    $ 5.870
1st Quarter, 2001 (ending March 31, 2001).................  $ 7.500    $ 6.000
4th Quarter, 2000 (ending December 31, 2000)..............  $ 6.625    $ 4.625
3rd Quarter, 2000 (ending September 30, 2000).............  $ 8.250    $ 5.000
2nd Quarter, 2000 (ending June 30, 2000)..................  $ 7.859    $ 4.625
1st Quarter, 2000 (ending March 31, 2000).................  $ 9.750    $ 5.125
4th Quarter, 1999 (ending December 31, 1999)..............  $10.500    $ 6.750
3rd Quarter, 1999 (ending September 30, 1999).............  $10.875    $ 8.375
2nd Quarter, 1999 (ending June 30, 1999)..................  $12.500    $ 7.125
1st Quarter, 1999 (ending March 31, 1999).................  $14.625    $12.500

    On May 16, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share on the Nasdaq National Market was $5.91. On July 24, 2001, the last full trading day before the commencement of this Offer to Purchase, the closing sale price per Share on the Nasdaq National Market was $10.25. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

9. POSSIBLE EFFECTS OF OUR OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    POSSIBLE EFFECTS OF OUR OFFER ON THE MARKET FOR SHARES OF DRAI. Our purchase of Shares pursuant to our Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    NASDAQ LISTING. Depending upon the number of Shares purchased pursuant to our Offer, DRAI's common stock may no longer meet the standards for continued quotation by the Nasdaq National Market. According to Nasdaq's published guidelines, the Shares would not be eligible for quotation if, among other things, the number of Shares that are not held directly or indirectly by any officer or director of DRAI and by any other person who is the beneficial owner of more than 10% of the total Shares outstanding is less than 750,000, or the number of holders of at least 100 Shares falls below 400. If, as a result of the purchase of Shares pursuant to our Offer, the Merger, the Merger Agreement or otherwise, the Shares no longer meet the requirements of the Nasdaq National Market for continued quotation, the quotation of the Shares will be discontinued. If that happens, the market for the Shares would be adversely affected. If the Shares are no longer eligible for listing on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of quotations would, however, depend upon the number of shareholders remaining at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors. Assuming we acquire the requisite number of Shares to effect the eligibility of the Shares for quotation, we intend to cause the Shares to cease to be quoted by Nasdaq following consummation of our Offer.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. If DRAI has less than 300 record holders, DRAI may, upon application to the SEC, terminate that registration under the Exchange Act. The termination of the registration of DRAI's common stock under the Exchange Act would substantially reduce the information required to be furnished by DRAI to holders of Shares and to the SEC and would make provisions of the Exchange Act, like the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to DRAI's common stock. In addition, once DRAI ceases to make its public filings, affiliates of DRAI and persons holding "restricted securities" of DRAI may have difficulty selling their Shares pursuant to Rule 144 promulgated under the Securities Act. We currently intend to seek to cause DRAI to terminate the registration of DRAI's common stock under the Exchange Act as soon after consummation of our Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on Shares used as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following our Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve Board, with the effect that Shares could no longer be used as collateral for loans made by brokers. In addition, if we terminate registration of the Shares under the Exchange Act, the Shares would no longer constitute "margin securities."

10. INFORMATION CONCERNING DRAI.

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning DRAI contained in this Offer to Purchase, including financial information, has been furnished by DRAI or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of us, our Parent or SIRSI Corporation assumes any responsibility for the accuracy or completeness of the information concerning DRAI furnished by DRAI or contained in those documents and records or for any failure by DRAI to disclose events which may have occurred or may affect the significance or accuracy of any of that information but which are unknown to us, our Parent or SIRSI Corporation.

    GENERAL. DRAI, headquartered in St. Louis, Missouri, is a leading systems integrator for libraries and other information providers. It offers its own propriety information services software; third-party software and hardware; Internet, Web and other networking services; as well as other related support services. DRAI provides a selection of automation systems, one of which, Taos, it began distributing commercially in 1999 (now operational in North America, South America and Europe). DRAI's software packages are adaptable for use in academic, public, school, and special libraries ranging from single libraries to large, multi-branch systems and consortia. Over 2,400 libraries in the United States, Canada, Europe, South America, and the Pacific Rim have installed DRAI's systems.

    DRAI's principal executive offices are located at 1276 North Warson Road, P.O. Box 8495, St. Louis, MO 63132-1806, and its telephone number is
(314) 432-1100.

    Set forth below is certain selected consolidated financial information with respect to DRAI and its subsidiaries excerpted from DRAI's Form 10-K for the fiscal year ended September 30, 2001 (the "DRAI 10-K"), from DRAI's unaudited interim consolidated financial statements contained in the DRAI 10-Q and from a Press Release filed as an exhibit to DRAI's Schedule 14d-9-C dated July 19, 2001 (the "Press Release"). More comprehensive financial information is included in the DRAI 10-K, the DRAI 10-Q and other reports and documents filed by DRAI with the SEC; the following summary is qualified in its entirety by reference to the DRAI 10-K, the DRAI 10-Q, the Press Release and such other reports and documents and all the financial information (including any related notes) contained therein. The DRAI 10-K, the DRAI 10-Q, the Press Release and such other reports and documents should be available for inspection and copies thereof should be obtainable in the manner set forth under "--Available Information" below.

                DATA RESEARCH ASSOCIATES, INC. AND SUBSIDIARIES
                   SELECTED CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands, except per share data)

                                NINE MONTHS ENDED     SIX MONTHS ENDED
                                     JUNE 30              MARCH 31            YEAR ENDED SEPTEMBER 30,
                               -------------------   -------------------   ------------------------------
                                 2001       2000       2001       2000       2000       1999       1998
                               --------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Total Net Sales..............  $19,534    $20,422    $12,906    $13,423    $28,268    $29,994    $32,545
Total Cost of Sales..........     *          *         4,039      4,082      8,639      8,996      9,703
Gross Profit.................     *          *         8,867      9,341     19,629     20,998     22,842
Operating Expenses...........     *          *         9,116      9,193     17,730     18,417     18,368
Income from Operations.......     *          *          (249)       148      1,899      2,581      4,474
Income before Income Taxes...      613      1,497        411        754      2,797      3,415      5,483
Net Income...................      134      1,022          4        515      1,907      2,333      3,700
EARNINGS PER SHARE:
Basic........................     0.03       0.21         --       0.11       0.40       0.45       0.68
Diluted......................     0.03       0.21         --       0.11       0.40       0.45       0.67
BALANCE SHEET DATA (AT PERIOD
  END):
Total Current Assets.........     *          *        25,525     23,569     27,285     26,122     29,159
Total Current Liabilities....     *          *         7,871      6,397      8,421      7,255      7,206
Total Shareholders' Equity...     *          *        26,390     26,548     27,952     28,705     31,505
Total Liability and
  Shareholders' Equity.......     *          *       $36,033    $35,087    $38,313    $37,970    $40,730

------------------------

*   Information was not provided in the Press Release.

    AVAILABLE INFORMATION. DRAI is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning DRAI's directors and officers, their remuneration, stock options granted to them, the principal holders of DRAI's securities, any material interests of such persons in transactions with DRAI and other matters is required to be disclosed in proxy statements distributed to DRAI's shareholders and filed with the SEC. Those reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as DRAI, who file electronically with the SEC. The address of that site is http://www.sec.gov.

11. INFORMATION CONCERNING US, OUR PARENT AND SIRSI CORPORATION.

    PURCHASER. We are a newly formed Delaware corporation which is wholly owned by SIRSI Corporation. To date, we have engaged in no activities other than those incident to our formation and our Offer and the Merger. Until immediately prior to the time that we purchase Shares pursuant to our Offer, it is not anticipated that we will have any significant assets or liabilities or engage in activities other than those incident to our formation and capitalization and the transactions contemplated by our Offer and the Merger.

    PARENT. Our Parent is a Delaware corporation which was formed on August 26, 1999. Our Parent's principal business is as the sole shareholder of SIRSI Corporation.

    SIRSI CORPORATION. SIRSI Corporation is a Delaware corporation which was formed on August 26, 1999. SIRSI Corporation is wholly owned by our Parent and its principal business is providing software and services for libraries around the globe. SIRSI Corporation's technology is used for creating electronic libraries and digital media archives, as well as for the complete automation of library operations. Services include system installation, data conversion, training support, consulting and Web services for libraries.

    Information concerning our directors and executive officers and the directors and executive officers of our Parent and SIRSI Corporation can be found in Schedule I.

    Except as described in this Offer to Purchase, none of us, our Parent or SIRSI Corporation nor, to the best of our, our Parent's and SIRSI Corporation's knowledge, any of our, our Parent's or SIRSI Corporation's directors or executive officers or any of the individuals or entities described below under the heading "--Controlling Persons" has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws. Each such individual or entity is a citizen of the United States unless otherwise noted.

    CONTROLLING PERSONS. The following sets forth information as to the principal shareholders of our Parent and any of their general partners, executive officers, directors and certain related persons:

    CEA Capital Partners USA, L.P. ("CEA"), a Delaware limited partnership, and CEA Capital Partners USA CI, L.P. ("CEA CI") collectively own shares of capital stock of Parent representing a majority of the outstanding shares entitled to vote generally in the election of directors. Each of CEA and CEA CI is principally engaged in the business of investing in securities.

    The general partner of each of CEA and CEA CI is CEA Capital Investment Partners, L.P. ("CEA IP"), a Delaware limited partnership which is principally engaged in the business of serving as managing general partner of CEA and CEA CI.

    The principal business address of CEA and of CEA IP is c/o Seaport Associates, LLC, 199 Water Street, 20th Floor, New York, NY 10038. The principal business address of CEA CI is c/o W.S. Walker & Company, First Floor, Caledonian House, Mary Street, P.O. Box 265G, George Town, Grand Cayman, Cayman Islands.

    The general partner of CEA IP is CEA Global Partners, LLC, a Delaware limited liability company. The sole member of CEA Global Partners, LLC is CEA Private Equity, L.P., a Delaware limited partnership. The principal address of each of CEA Global Partners, LLC and CEA Private Equity, L.P. is c/o Communications Equity Associates, LLC, 101 East Kennedy Blvd., Suite 3300, Tampa, Florida 33602.

    The general partner of CEA Private Equity, L.P. is CEA Capital Corp. ("CEA CAP"), a Florida corporation.

    The directors of CEA CAP are J. Patrick Michaels, Jr., Kamal Bahamdan, Alex Vahabzadeh, David A. Burns, Harold D. Ewen and H. Gene Gawthrop. Kamal Bahamdan is a citizen of Saudi Arabia. The executive officers of CEA CAP are David A. Burns, H. Gene Gawthrop, Thomas W. Cardy and Brad A. Gordon. The principal occupation of each of the directors and executive officers of CEA CAP is as investment professionals for Communications Equity Associates. The principal business address of CEA CAP and of each of its directors and executive officers is c/o Communications Equity Associates, LLC, 101 East Kennedy Blvd., Suite 3300, Tampa, Florida 33602. CEA CAP is wholly owned by J. Patrick Michaels.

    CURRENT OWNERSHIP OF SHARES. We, our Parent and SIRSI Corporation may be deemed to beneficially own, by virtue of the Support Agreement, 2,569,897 Shares. We, our Parent, SIRSI Corporation and each of our affiliates disclaim such beneficial ownership. Except as described in this Offer to Purchase, neither we nor our Parent nor, to the best of our, our Parent's and SIRSI Corporation's knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of these listed persons has effected any transactions in Shares during the past 60 days.

    PAST CONTACTS. Except as provided in the Merger Agreement, the Support Agreement and the Employment Agreement and as otherwise described in this Offer to Purchase, none of us, our Parent or SIRSI Corporation nor, to the best of our, our Parent's and SIRSI Corporation's knowledge, any of our, our Parent's or SIRSI Corporation's directors or executive officers, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of DRAI, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

    Except as set forth in this Offer to Purchase, none of us, our Parent or SIRSI Corporation nor, to the best of our, our Parent's and SIRSI Corporation's knowledge, any of our, our Parent's or SIRSI Corporation's directors or executive officers, has had any transaction with DRAI or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC.

    Except as described in this Offer to Purchase, there have been no other negotiations, transactions or material contacts between us, our Parent, SIRSI Corporation or any of our, our Parent's or SIRSI Corporation's affiliates or, to the best of our, our Parent's and SIRSI Corporation's knowledge, any of our, our Parent's or SIRSI Corporation's directors or executive officers, on the one hand, and DRAI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of DRAI's securities, an election of DRAI's directors or a sale or other transfer of a material amount of assets of DRAI. Please see "The Tender Offer--Background Of Our Offer; Contacts with DRAI, Negotiations and Agreements" for a description of the past contacts between us, our Parent, SIRSI Corporation or any of our, our Parent's or SIRSI Corporation's affiliates on the one hand and DRAI or its affiliates on the other hand.

12. SOURCE AND AMOUNT OF FUNDS.

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF LOANS THAT OUR PARENT EXPECTS TO RECEIVE FROM ITS SHAREHOLDERS AND PATRICK SOMMERS, A BRIDGE LOAN OUR PARENT MAY RECEIVE FROM DRAI AND A COMMITMENT LETTER. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FORM OF SHAREHOLDER NOTE FOR THE SHAREHOLDER LOANS, THE FORM OF SUBORDINATED NOTE FOR THE BRIDGE LOAN AND THE COMMITMENT LETTER, WHICH WE INCORPORATE BY REFERENCE, AND HAVE BEEN FILED AS EXHIBITS TO THE TENDER OFFER STATEMENT ON SCHEDULE TO, (THE "SCHEDULE TO") FILED WITH THE SEC BY US, OUR PARENT AND SIRSI CORPORATION IN CONNECTION WITH OUR OFFER. THE FORM OF SHAREHOLDER NOTE FOR THE SHAREHOLDER LOANS, THE FORM OF SUBORDINATED NOTE FOR THE BRIDGE LOAN AND THE COMMITMENT LETTER MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING DRAI" OR DOWNLOADED AT HTTP://WWW.SEC.GOV. DEFINED TERMS USED IN THIS DISCUSSION AND NOT DEFINED HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE COMMITMENT LETTER.

    The total amount of funds required to purchase all of the outstanding Shares and to purchase and cancel all of the outstanding and exercisable options and warrants pursuant to the Offer and the Merger and to pay related fees and expenses, including the total amount of funds required by SIRSI Corporation to repurchase or refinance SIRSI Corporation's outstanding indebtedness, is expected to be approximately $65 million. Our Offer is not conditioned upon our obtaining financing; however, our liability and the liability of our Parent to DRAI is limited to $1 million plus reimbursement of reasonable out-of-pocket expenses if we fail to consummate the Offer solely because we do not receive the requisite debt financing.

    We expect to obtain all necessary funds to purchase the Shares from a combination of (1) up to approximately $6.9 million from an equity contribution from SIRSI Corporation, (2) a new $45 million credit facility established by SIRSI Corporation, including approximately $10.7 million to be used to refinance SIRSI Corporation's existing indebtedness and (3) approximately $18.2 million of the amount of DRAI's cash expected to be on hand at the expiration of this offer after DRAI pays its transaction expenses. To support our Parent in advance of finalizing the documentation for such financing, BNP Paribas has provided SIRSI Corporation with a commitment letter with respect to the proposed credit facility. We do not have any alternative to the proposed financing.

    SIRSI Corporation expects to obtain the funds for its equity contribution from its cash on hand and an equity contribution from our Parent in an amount of up to $3.2 million. Our Parent expects to obtain the funds for its equity contribution from subordinated loans and equity investments from our Parent's shareholders and Mr. Sommers in an amount of up to $1 million and $2.2 million, respectively (such investments, the "Shareholder Investments"). We expect that the subordinated loans to our Parent (1) will be unsecured, (2) will be subordinated to all of SIRSI Corporation's and our Parent's senior indebtedness and to all of our senior indebtedness, including the Senior Bank Financing (as defined below), (3) will accrue interest at the rate of 5% per annum until March 14, 2004 and at 7% per annum thereafter, which will be payable quarterly and (4) will require the principal to be repaid in three equal installments on the sixth, seventh and eighth anniversary of the issue date.

    The funds from DRAI will be provided pursuant to an unsecured bridge loan (the "Bridge Loan") to our Parent. The proceeds from the Bridge Loan will be used to make a contribution to SIRSI Corporation, which will use the proceeds to make an equity contribution to us. The Bridge Loan (1) will be unsecured,
(2) will be subordinated to all of SIRSI Corporation's and our Parent's senior indebtedness and to all of our senior indebtedness, including the Senior Bank Financing, (3) will accrue interest at the rate as is applicable to loans made under the Term Loan Facility (as defined below) at the closing thereof and
(4) will be required to be repaid, together with accrued interest, at the earlier of the closing of the Merger and the six month anniversary of the issue date. If we acquire at least 90% of the outstanding Shares pursuant to the Offer, we will cause the Merger to become effective promptly upon the acceptance and payment for the Shares. In such case, there will not be a Bridge Loan, but DRAI, as the surviving corporation, will use its cash on hand to pay for Shares purchased in the Offer and converted in the Merger into the right to receive cash.

    Pursuant to a commitment letter dated July 24, 2001 (the "Commitment Letter"), BNP Paribas has committed to lend up to $45 million aggregate principal amount to SIRSI Corporation, consisting of a $37 million term loan facility (the "Term Loan Facility") and an $8 million revolving credit facility (the "Revolving Credit Facility," and together with the Term Loan Facility, the "Senior Bank Financing"). BNP Paribas informed SIRSI Corporation that it intends to syndicate the Senior Bank Financing to various lenders, but has committed, subject to the terms and conditions set forth herein and in the Commitment Letter, to finance the entire $45 million commitment amount. BNP Paribas reserved the right, after consultation with SIRSI Corporation, to change the terms, conditions, pricing, fees and structure of the Senior Bank Financing described below if BNP Paribas reasonably determines that such changes are required to ensure the successful syndication of the Senior Bank Financing, including by substituting subordinated indebtedness for a portion of the Senior Bank Financing (at a higher rate of interest) and by allowing potential lenders the opportunity to coinvest up to an aggregate of $500,000 in equity of our Parent on the same terms as the equity portion of the Shareholder Investments. However, BNP Paribas has agreed that any such changes will not increase the interest rate on the Senior Bank Financing by more than one hundred basis points, increase the fees payable in connection with the Senior Bank Financing beyond certain limits, shorten the weighted average maturity of the Senior Bank Financing or decrease the amount of the Senior Bank Financing by substituting subordinated indebtedness in an amount (the "Incremental Subdebt Amount") such that the resulting ratio of SIRSI Corporation's consolidated funded senior debt to consolidated earnings before interest, taxes, depreciation and amortization is less than 2.50 to 1.00, or in the event that an additional identified lender has committed to provide at least $15.0 million of the Senior Bank Financing, an amount not to exceed the lesser of the Incremental Subdebt Amount and $5.0 million.

    USE OF PROCEEDS. Borrowings under the Term Loan Facility may be used by us to finance the purchase of Shares pursuant to the Offer, to pay the fees and expenses incurred in connection with the Offer and to refinance outstanding loans.

    The Revolving Credit Facility may be used by SIRSI Corporation and DRAI, as the surviving corporation for working capital requirements, to finance certain acquisitions and for other general corporate purposes (including refinancing certain existing indebtedness). Amounts may also be borrowed from the Revolving Credit Facility for the purchase of Shares pursuant to the Offer or for the payment of fees and expenses in connection therewith. However, SIRSI Corporation will not be allowed to borrow under the Revolving Credit Facility for such purpose to the extent that the aggregate Senior Bank Financing would exceed 3.30 multiplied by SIRSI Corporation's consolidated pro forma earnings before interest, taxes, depreciation and amortization. Loans under the Term Loan Facility may not be reborrowed once repaid. Loans under the Revolving Credit Facility may be borrowed, repaid and reborrowed after the Effective Time.

    MATURITY; AMORTIZATION. The maturity date of the Senior Bank Financing will be December 31, 2006, and any outstanding balance on the Revolving Credit Facility will be payable on the maturity date. The Term Loan Facility will be subject to quarterly amortization payments commencing on December 31, 2001. Such payments for each quarter will be $800,000 on December 31, 2001 and $1.15 million in 2002, $1.7 million in 2003, $1.95 million in 2004, $2.05 million in 2005 and $2.2 million in 2006.

    INTEREST. SIRSI Corporation may elect that the loans under the Senior Bank Financing bear interest at a rate per annum equal to (1) the higher of (A) 1/2 of 1% in excess of the Federal Funds Rate and (B) the rate that Chase Manhattan Bank, N.A. announces from time to time as its prime lending rate, as in effect from time to time or (2) the London Inter-Bank Offering Rate ("LIBOR"), in each case, plus a margin which will vary between 1.25% and 3.50% per annum, which margin will be subject to step-downs based on a ratio of debt to consolidated earnings before interest, taxes, depreciation and amortization; provided that the applicable margin will be at the highest level until the delivery by SIRSI Corporation of a compliance certificate for the nine months following the Effective Time.

    GUARANTIES; SECURITY. The Senior Bank Financing will be secured by a first priority perfected security interest in substantially all tangible and intangible assets of SIRSI Corporation. In addition, it will be secured by a pledge of the Shares purchased pursuant to the Offer and Parent will unconditionally guarantee all amounts owing in respect of the Senior Bank Financing and pledge its assets to secure the guaranty. After the Effective Time, DRAI, as the surviving corporation, will unconditionally guarantee all amounts owing in respect of the Senior Bank Financing, and the lenders will be entitled to a first priority perfected security interest in substantially all tangible and intangible assets of DRAI, as the surviving corporation.

    REPAYMENTS. Voluntary prepayment and commitment reductions may be made at any time without premium or penalty, subject to minimum notice and minimum prepayment or reduction requirements, as the case may be (subject to certain exceptions in respect of LIBOR based loans). Mandatory repayments of loans under the Term Loan Facility (and after repaid in full, permanent reductions to the Revolving Credit Facility) will be required from (1) 100% of the net cash proceeds from asset sales by Parent and its subsidiaries (other than certain ordinary course of business sales and dispositions), (2) 100% of the net cash proceeds from issuances of debt and equity, (3) 75% (reduced to 50% if the ratio of senior debt to consolidated earnings before interest, taxes, depreciation and amortization is less than 2.00 to 1) of annual excess cash flow and (4) 100% of certain insurance proceeds. Such mandatory repayments will be subject to exceptions and reinvestment rights consistent with those in SIRSI Corporation's existing credit agreement.

    CONDITIONS; REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF
DEFAULT. The credit agreement relating to the Senior Bank Financing will contain events of default and covenants comparable to those of SIRSI Corporation's existing credit facility. The commitment by BNP Paribas to provide the Senior Bank Financing is dependent upon the satisfaction of customary and other closing conditions, including, without limitation, the following:

    - the negotiation and execution of the agreements called for by the Senior Bank Financing;

    - the absence of any material adverse change to the business, operations, liabilities, condition or prospects of our Parent or DRAI and their respective subsidiaries, taken as a whole (a "Material Adverse Effect");

    - the absence of any material adverse change in the financial, banking or capital markets that, in BNP Paribas' reasonable judgment would materially and adversely affect the syndication of the Senior Bank Financing;

    - the absence of any pending, or threatened, litigation which BNP Paribas determines would be reasonably likely to have a Material Adverse Effect;

    - compliance in all material respects with all applicable laws and regulations;

    - adequate insurance coverage of SIRSI Corporation, DRAI, us and our Parent (collectively, "Credit Parties");

    - receipt by our Parent of up to $3.2 million in Shareholder Investments and BNP Paribas' satisfaction with their terms;

    - the satisfaction of BNP Paribas with any amendments to existing subordinated debt obligations of the Credit Parties;

    - the satisfaction of BNP Paribas with any terms which may arise in connection with the transactions contemplated by the Merger Agreement other than those terms which have been established by the Merger Agreement and the Support Agreement as of July 24, 2001;

    - the agreement of DRAI to lend to our Parent, on a subordinated basis from its cash on hand (after giving effect to the payment of DRAI's transaction expenses), any funds required to supplement the Credit Facility prior to the Effective Time of the Merger pursuant to the Bridge Loan and that all proceeds of the Shareholder Investments (subject to reduction if there are sufficient funds available assuming SIRSI Corporation borrows under the Senior Bank Financing an amount equal to 3.30 multiplied by SIRSI Corporation's consolidated pro forma earnings before interest, taxes, depreciation and amortization) and the Bridge Loan shall have been used to purchase Shares pursuant to the Offer before the Senior Bank Financing is drawn for such purpose;

    - at the time of the execution of the agreements establishing the Credit Facility, there will be between SIRSI Corporation and DRAI aggregate cash on hand in an amount acceptable to BNP Paribas; and

    - BNP Paribas' satisfaction that SIRSI Corporation's consolidated pro forma ratio of debt (excluding the Bridge Loan, existing subordinated debt of SIRSI Corporation and the debt portion of the Shareholder Investments) to earnings, before interest, taxes, depreciation and amortization, shall not exceed 3.30 to 1.00.

    INDEMNIFICATION; EXPENSES; FEES. In connection with the Commitment Letter, SIRSI Corporation agreed to indemnify BNP Paribas, the lenders and certain of their related persons against certain liabilities, and to reimburse BNP Paribas and its affiliates for all of BNP Paribas' reasonable fees and expenses arising in connection with the financing documentation and due diligence. SIRSI Corporation agreed to pay to BNP Paribas financing, commitment and other fees customary for commitments of the types described herein. All such fees are non-refundable.

13. MERGER AGREEMENT; SUPPORT AGREEMENT; EMPLOYMENT AGREEMENTS; CONFIDENTIALITY AGREEMENT.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, AS AMENDED. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH WE INCORPORATE BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO, FILED WITH THE SEC BY US, OUR PARENT AND SIRSI CORPORATION IN CONNECTION WITH OUR OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING DRAI" OR DOWNLOADED AT HTTP://WWW.SEC.GOV. DEFINED TERMS USED IN THIS DISCUSSION AND NOT DEFINED HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE MERGER AGREEMENT.

    OUR OFFER. The Merger Agreement requires us to commence our Offer within five business days after receiving a commitment letter relating to the debt financing required to refinance our Parent's indebtedness, pay for the Shares being purchased in our Offer and converted into the right to receive cash in the Merger and pay for the related fees and expenses. We received the commitment letter on July 24, 2001. Our obligation to accept for payment Shares tendered pursuant to our Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "The Tender Offer--Conditions Of Our Offer." Subject to applicable law and the terms and conditions of the Merger Agreement, we expressly reserve the right to waive any such condition in whole or in part, in our sole discretion, and also expressly reserve the right to increase the price per Share payable in our Offer and to make any other changes in the terms and conditions of our Offer; except that, without the prior written consent of DRAI, no change in our Offer may be made (i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to those set forth in "The

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Tender Offer--Conditions Of Our Offer" or which modifies the conditions set forth in such section in a manner adverse to the holders of Shares, (v) which amends any other term of the Offer in a manner inconsistent with the Merger Agreement and adverse to the holders of Shares, or (vi) which extends the expiration of the Offer beyond the thirtieth business day following the initial scheduled Expiration Date.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions in the Merger Agreement, and in accordance with applicable Missouri and Delaware laws, we will be merged with and into DRAI. As a result of the Merger, our separate corporate existence will cease, DRAI will continue as the surviving corporation and DRAI will become a wholly owned subsidiary of our Parent. Upon consummation of the Merger, each issued and then-outstanding Share (other than Shares held in the treasury of DRAI or owned by us, our Parent or any subsidiary of our Parent and any Shares that are held by Dissenting Shareholders) will be canceled and converted automatically into the right to receive the Merger consideration, which will be equal to the consideration given pursuant to our Offer.

    The Merger Agreement provides that our directors immediately prior to the Effective Time of the Merger, along with Michael J. Mellinger, will be the directors of DRAI, as the surviving corporation. The Merger Agreement provides that DRAI's officers immediately prior to the Effective Time of the Merger, along with Michael J. Mellinger, will be the officers of DRAI, as the surviving corporation. Pursuant to the Merger Agreement, each of the articles of incorporation of DRAI and the bylaws of DRAI, as in effect immediately prior to the Effective Time of the Merger, will be amended and restated to read as set forth the Merger Agreement.

    SHAREHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, DRAI, acting through its Board, will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders, as promptly as practicable following the acceptance for payment and purchase of Shares by us pursuant to our Offer, for the purpose of considering and taking action upon the adoption of the Merger Agreement. If we acquire at least 75% of the outstanding Shares in our Offer, we will have sufficient voting power to adopt the Merger Agreement without requiring other shareholders to vote in favor of adoption of the Merger Agreement. We have agreed to cause all Shares then owned beneficially by us to be voted in favor of the adoption of the Merger Agreement. The Merger Agreement provides that, if we acquire at least 90% of the then outstanding Shares, we, our Parent and DRAI will take all necessary and appropriate action to cause the Merger to become effective, in accordance with applicable Missouri and Delaware laws, as soon as practicable after that acquisition, without a meeting of DRAI's shareholders.

    PROXY STATEMENT. If required by applicable law in order to consummate the Merger, DRAI, acting through its Board, will, in accordance with applicable law:

    - prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement;

    - use its reasonable efforts to obtain and furnish information required to be included by the SEC in the proxy statement;

    - after consultation with our Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement;

    - cause the proxy statement to be mailed to its shareholders;

    - use its commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement; and

    - take all other action necessary or advisable to secure any vote or consent of shareholders required by applicable Missouri law to effect the Merger.

    DRAI has agreed to include in the proxy statement the recommendation of the Board that shareholders of DRAI vote in favor of the adoption of the Merger Agreement.

    CONDUCT OF BUSINESS BY DRAI PENDING THE MERGER. In the Merger Agreement, DRAI agreed that between May 16, 2001 and the date on which our Parent is entitled to appoint a majority of the members of the board of directors of DRAI, except as expressly contemplated by the

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
Merger Agreement or the tender agreements or as agreed in writing by our Parent (which consent will not be unreasonably withheld), the business of DRAI and each of its subsidiaries will be conducted only in the usual, regular and ordinary course and substantially in the same manner as previously conducted, and DRAI and each of its subsidiaries shall use its commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of its current executive officers and key employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it. The Merger Agreement also contains restrictions on activities of DRAI and its subsidiaries pending completion of our Offer, including, without limitation, restrictions on the ability to amend their respective articles of incorporation or bylaws, issue securities, pay or declare dividends, redeem shares, incur indebtedness, modify material agreements, make investments, transfer or encumber assets, change the compensation or benefits provided to officers, directors, employees, agents or consultants, accelerate the vesting of any stock option, make certain changes to its accounting practices, make any material tax elections or settle pending or threatened suits.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly after the later to occur of (1) the purchase of and payment for any Shares by our Parent or any of its subsidiaries as a result of which our Parent and its subsidiaries beneficially own at least a majority of then outstanding Shares and
(2) compliance with Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated by the SEC thereunder, our Parent will be entitled to designate such number of directors on the Board as will give our Parent representation on the Board equal to at least the number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on the Board (giving effect to the directors designated as described in this sentence) multiplied by (ii) a fraction, the numerator of which is the number of Shares that our Parent and its subsidiaries beneficially own when calculating this fraction, and the denominator of which is the total number of Shares then outstanding. DRAI will, upon request of our Parent, use its best efforts promptly either to increase the size of the Board or to secure the resignations of such number of its incumbent directors, or both as is necessary to enable such designees of our Parent to be so elected or appointed to the Board, and DRAI will take all actions available to DRAI to cause such designees of our Parent to be so elected or appointed at that time. At that time, DRAI will, if requested by our Parent, also take all action necessary to cause persons designated by our Parent to be proportionately represented on each committee of the Board, each board of directors (or similar body) of each subsidiary of DRAI, and each committee (or similar body) of each such board of directors.

    The parties have agreed that, in the event that our Parent's designees are elected or appointed to the Board, at least two directors who were directors on May 16, 2001 and who are not executives of DRAI will remain on the Board. The affirmative vote of a majority of such directors will be required (after the acceptance for payment of Shares pursuant to our Offer and prior to the Effective Time of the Merger) in order for DRAI to (1) amend or terminate the Merger Agreement, (2) exercise or waive any of its rights, benefits or remedies under the Merger Agreement if such exercise or waiver would adversely affect holders of Shares (other than us or our Parent) or (3) take any other action under or in connection with the Merger Agreement if such action would adversely affect holders of Shares (other than us or our Parent).

    ACCESS TO INFORMATION. DRAI has agreed to (and will cause each of its subsidiaries to) give the officers, employees, accountants, financing sources, counsel and other representatives of our Parent, upon reasonable notice given by our Parent to DRAI prior to the later of the termination date of the Merger Agreement or the date our Parent appoints a majority of the Board, reasonable access to all its properties, books, contracts, commitments and records, and, during that period, DRAI will (and will cause each of its subsidiaries to) furnish reasonably promptly to our Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and all other information concerning its business, properties and personnel as our Parent reasonably requests. We have agreed to keep that information confidential, except in limited circumstances.

    NONSOLICITATION. Until such time as we and our affiliates have purchased at least a majority of the Shares or the Merger Agreement has been terminated in accordance with its terms, DRAI has

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
agreed that it, and its subsidiaries and agents, shall not encourage, solicit, initiate, resume, or take any action designed to facilitate, any discussions, inquiries, negotiation or the making of any proposals with respect to or concerning any Acquisition Proposal. During such time, unless DRAI has breached its nonsolicitation covenant, DRAI will not be prohibited from disclosing to its shareholders its position with respect to any unsolicited, third-party bid or tender offer if, after having consulted with its outside counsel, DRAI determines in good faith that such disclosure is required by its fiduciary duty to its shareholders.

    NOTIFICATION OF COMPETING TRANSACTIONS. DRAI has agreed to promptly, and in any event within twenty-four hours, notify our Parent of the existence of any proposal, discussion, negotiation or inquiry received by DRAI, and to promptly, and in any event within twenty-four hours, communicate to our Parent the material terms of any proposal, discussion, negotiation or inquiry, which could reasonably be expected to lead to an Acquisition Proposal, which it may receive. DRAI also agreed to promptly, and in any event within twenty-four hours, provide to our Parent copies of any written materials received by DRAI, any subsidiary of DRAI or their respective representatives in connection with a proposal, discussion, negotiation or inquiry and to identify the party making the proposal or inquiry or engaging in such discussion or, DRAI will promptly, but in any event within twenty-four hours, provide to our Parent any non-public information concerning DRAI provided to any other party which was not previously provided to our Parent.

    An "Acquisition Proposal" means any proposal or offer (a) to acquire
(i) all or a substantial part of the business or properties of DRAI or any DRAI subsidiary or any capital stock of DRAI or any DRAI subsidiary, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving DRAI or any DRAI subsidiary, or any division or operating or principal business unit of DRAI or any DRAI subsidiary or
(ii) twenty percent (20%) or more of the capital stock or other equity interests in DRAI or any DRAI subsidiary or (b) in respect of one or more transactions which could reasonably be expected, individually or in the aggregate, to frustrate, prevent or delay the transactions contemplated by the Merger Agreement.

    As a general rule, neither the Board nor any committee thereof can:

    - withdraw or modify, or propose to withdraw or modify in a manner adverse to our Parent or us, the approval or recommendation by such Board or any such committee of our Offer, the Merger Agreement or the Merger;

    - approve or recommend or propose to approve or recommend any Acquisition Proposal; or

    - enter into any agreement with respect to any Acquisition Proposal.

    However, prior to the time of acceptance for payment of Shares pursuant to our Offer, the Board may withdraw or modify its approval or recommendation of our Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal (as defined below), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following our Parent's receipt of written notice from DRAI advising our Parent that the Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal. DRAI will not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated and DRAI has paid the termination fee due to our Parent.

    The Merger Agreement does not prohibit DRAI or DRAI's board of directors from (1) taking and disclosing to DRAI's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (2) making disclosure to DRAI's shareholders if, as and when the board of directors of DRAI determines in good faith, after consultation with outside counsel, that disclosure is required in order to comply with their fiduciary duties to DRAI's shareholders under applicable law; provided, however, that DRAI will not, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to our Offer or the Merger, or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

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
    A "Superior Proposal" means an unsolicited Acquisition Proposal (but changing the 20% amount in clause (a)(ii) of the definition of Acquisition Proposal to 50%) which is (a) (1) a bona fide written offer, (2) capable of being, and likely to be, funded on the terms disclosed, and (3) likely to be consummated in accordance with its terms, each as determined in good faith by the board of directors and consistent with the advice of an independent investment bank and (b) the board of directors of DRAI determines in good faith (after (1) receiving advice from DRAI's independent investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to our Offer, the Merger and Merger Agreement and (2) consultation with outside legal counsel that failure to take that action would likely be contrary to its fiduciary duties to DRAI's shareholders under applicable law.

    DRAI agreed not to enter into any agreement with respect to a Superior Proposal without giving us the opportunity to match the Superior Proposal and unless and until the Merger Agreement is terminated and DRAI has paid the termination fee.

    TREATMENT OF STOCK OPTIONS AND WARRANTS. CURRENTLY EXERCISABLE OPTIONS AND WARRANTS. The Merger Agreement provides that outstanding and exercisable stock options and warrants of DRAI which have a per Share exercise price of less than $11.00 will be either (i) cancelled at the Effective Time of the Merger in exchange for an amount of cash equal to the Net Amount or (ii) will be converted immediately prior to the Effective Time of the Merger into the right to receive the Net Amount. Except for such payment, DRAI shall not make any payment on options or warrants without the reasonable consent of the Parent.

    OPTIONS AND WARRANTS WHICH ARE NOT YET EXERCISABLE. The 1992 Stock Option Plan of DRAI and the 2001 Stock Option Plan of DRAI (collectively, the "Option Plans") and any outstanding option or warrant (other than those subject to acceleration as described below), to the extent unvested, shall at the Effective Time of the Merger become obligations of DRAI, as the surviving corporation. Each such option and warrant shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans and in the option or warrant agreement, in each case to the extent applicable. Each such option and warrant will be converted into the right to receive an amount in cash equal to the Net Amount at the time such option or warrant becomes exercisable in accordance with its terms. The option or warrant becomes exercisable on the earlier of the scheduled vesting date and the termination of the holder's employment by the surviving corporation without cause.

    CERTAIN UNVESTED OPTIONS SUBJECT TO ACCELERATION. Certain unvested options representing an aggregate of 54,000 Shares shall accelerate and vest upon the Effective Time and shall thereupon be treated as currently exercisable options.

    AGREEMENT NOT TO EXERCISE. In the Merger Agreement, DRAI provided representations and warranties to the effect that it obtained valid and binding agreements from holders of its stock options and warrants exercisable for Shares at any time up to the Effective Time pursuant to which such holders agreed not to exercise their stock options or warrants until the later of the Effective Time and the termination of the Merger Agreement.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement provides that, for a period of four years following the Effective Time, DRAI, as the surviving corporation, will indemnify, defend and hold harmless each person who is now, has been or becomes prior to the Effective Time a director or officer of DRAI or its subsidiaries to the full extent permitted under applicable Missouri law, the terms of the articles of incorporation and by-laws of DRAI and any agreement, against all losses, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel, and judgments, fines, losses, liabilities and amounts paid in any settlement effected with the written consent of our Parent or the surviving corporation, arising out of actions or omissions occurring at or prior to the Effective Time. Such indemnification rights will continue in full force and effect for a period of four years from the Effective Time; provided, however, that all rights to indemnification in

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
respect of any indemnified liabilities asserted or made within that four year period will continue until the disposition of those indemnified liabilities.

    For a period of four years after the Effective Time, our Parent has agreed to maintain the directors' and officers' insurance policy of DRAI in effect to the extent that such liability insurance can be maintained for a cost of not more than one hundred fifty percent of the aggregate premiums paid by DRAI for the twelve months prior to May 16, 2001, on an annualized basis (the "Maximum Cost"); provided, however, that if such insurance cannot be so obtained at or below such cost, our Parent shall maintain as much of such insurance as can be so obtained at the Maximum Cost. Our Parent may substitute the current directors' and officers' insurance policy of DRAI with a different policy of substantially equivalent coverage and amounts, with terms no less favorable to the former directors or officers.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by DRAI as to its organization and qualification, its subsidiaries and affiliates, capitalization, authorization of the execution of the Merger Agreement, receipt of board approval, the vote of shareholders required for adoption of the Merger Agreement, the necessary consents and approvals, reports it filed with the SEC, its financial statements, undisclosed liabilities, interim operations, absence of changes since the date of its most recent consolidated balance sheet prior to May 16, 2001, litigation, employee benefit plans, tax matters, leases, environmental issues, intellectual property, employment matters, compliance with laws, contracts, customers and suppliers, the information contained in its Schedule 14D-9, opinion of Crescendo, absence of questionable payments, insider interests, brokers or finders, and insurance. The representations and warranties will not survive the closing of the Merger.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

    - the Merger Agreement has been adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger;

    - no statute, rule or regulation has been enacted or promulgated by any governmental entity which prohibits the consummation of the Merger, and there is no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger;

    - we have purchased the Shares pursuant to our Offer;

    - any governmental or regulatory notices, approvals or other requirements necessary to consummate the Merger have been given, obtained or complied with; and

    - the preliminary proxy or information statement relating to the Merger and the Merger Agreement required to be filed by DRAI with the SEC, if so required, shall have been cleared by the SEC and shall not be subject to any stop order.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after shareholder approval is obtained:

        (a) by the mutual written consent of our Parent and DRAI;

        (b) by either of DRAI or our Parent, if (1) our Offer expires and we have not accepted any Shares pursuant to our Offer prior to the Expiration Date, except that any party whose failure to fulfill its obligations under the Merger Agreement is the cause of the failure by us to accept for payment Shares pursuant to our Offer may not be entitled to terminate the Merger Agreement or (2) any governmental entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or

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
    payment for, Shares pursuant to our Offer or the Merger and that order, decree, ruling or other action has become final and non-appealable.

        (c) by DRAI, if (1) the Board withdraws or modifies its approval or recommendation of our Offer, the Merger Agreement or the Merger, approves or recommends a Superior Proposal, or enters into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following our Parent's receipt of written notice from DRAI advising our Parent that the Board has received a Superior Proposal which it intends to accept, specifying the terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal, so long as DRAI makes simultaneous payment to our Parent of the termination fee or (2) we or our Parent have breached in any material respect any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach would prevent us or our Parent from consummating the Offer and which has not or cannot be cured within thirty (30) days after the delivery of written notice by DRAI to us or our Parent.

        (d) by our Parent (on behalf of itself and us), if (1) prior to the purchase of Shares by us pursuant to our Offer, the Board withdraws, modifies or changes in a manner adverse to us or our Parent its approval or recommendation of our Offer, the Merger Agreement or the Merger or recommends the approval or acceptance of an Acquisition Proposal or executes a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal or (2) prior to the purchase of Shares by us pursuant to our Offer, DRAI has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which causes the failure of conditions to our Offer and that breach has not been cured within 30 days after the giving of written notice by us or our Parent to DRAI.

    EFFECT OF TERMINATION. In the event of the termination or abandonment of the Merger Agreement or the transactions contemplated thereby by any party to the Merger Agreement, written notice thereof specifying cause for such termination is required to be given to the other party or parties. The Merger Agreement provides that, in such event, there will be no liability on the part of our Parent, us or DRAI except (a) nothing contained in the Merger Agreement shall relieve us, our Parent or DRAI of any liability for any breach of any representation, warranty or covenant occurring prior to such termination and
(b) as set forth below under "--Expenses; Termination Fees."

    EXPENSES; TERMINATION FEES. The Merger Agreement provides, in general, that each party will pay its own costs. However, the Merger Agreement provides that DRAI must pay our Parent $2,000,000 if the Merger Agreement is terminated pursuant to clause (c)(1) or clause (d)(1) under "--Termination" above. The Merger Agreement also provides that DRAI must pay our Parent $2,000,000 if
(1) prior to the termination of the Merger Agreement, any person shall have commenced, communicated to DRAI or publicly proposed an Acquisition Proposal,
(2) the Merger Agreement shall have been terminated either (A) pursuant to clause (b)(1) under "--Termination" above (and less than 75% of the Shares were tendered into the Offer) or (B) pursuant to clause (d)(2) under "--Termination" above (and the breach giving rise to such termination right is (i) willful or knowing, (ii) a breach of the provisions described above under "--Nonsolicitation" above or (iii) generally relates to or arises from such Acquisition Proposal) and (3) prior to the first anniversary of the termination date, DRAI shall have consummated or entered into an agreement or letter of intent in respect of an Acquisition Proposal.

    In addition, the Merger Agreement provides that if it is terminated by any party after the expiration of the Offer without us purchasing any Shares, all of the conditions set forth in "The Tender Offer--Conditions Of Our Offer" shall have been satisfied and the sole reason that we do not consummate the Offer is that we do not receive the financing contemplated by the Commitment Letter, we will pay to DRAI an amount equal to $1,000,000 and reimburse DRAI for its reasonable legal fees and expenses incurred in connection with the negotiation, execution and delivery of the Merger Agreement.

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
    SUBORDINATED LOAN. The Merger Agreement provides that upon consummation of our Offer and acceptance by us for payment of Shares tendered pursuant to our Offer (without giving effect to any subsequent offering period), DRAI will provide the Bridge Loan to our Parent in an amount of up to $18.7 million less the amount of DRAI's transaction expenses. Please see "The Tender Offer--Source And Amount Of Funds."

                               SUPPORT AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE SUPPORT AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SUPPORT AGREEMENT, WHICH WE INCORPORATE BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO, FILED WITH THE SEC BY US, OUR PARENT AND SIRSI CORPORATION IN CONNECTION WITH OUR OFFER. THE SUPPORT AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING DRAI" OR DOWNLOADED AT HTTP://WWW.SEC.GOV. DEFINED TERMS USED IN THIS DISCUSSION AND NOT DEFINED HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE SUPPORT AGREEMENT

    TENDER OF SHARES. Pursuant to the terms of the Support Agreement, not later than 10 days following the commencement of the Offer, the Principal Shareholders shall tender their Shares into the Offer. So long as the Support Agreement is not terminated, the Principal Shareholders may not withdraw their Shares from our Offer.

    VOTING. Each of the Principal Shareholders further agreed that from May 16, 2001 until the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement by its terms or (c) the time the parties later agree to by mutual written consent, at any meeting of DRAI's shareholders, however called, and in any action by consent of DRAI's shareholders, they will vote their Shares:

    - in favor of the Merger and the Merger Agreement;

    - against any Acquisition Proposal, against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DRAI under the Merger Agreement, against any change in the directors of DRAI, against any change in the present capitalization of DRAI, and against any amendment to DRAI's articles of incorporation or bylaws which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of the consummation of such transactions; and

    - in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement.

    The Principal Shareholders agreed that they will execute any documents which are necessary in order to effectuate the foregoing, including the ability for us or our nominees to vote directly such Shares owned by the Principal Shareholders. Additionally, the Principal Shareholders agreed to waive any rights of appraisal or rights to dissent from the Merger.

    IRREVOCABLE PROXY. The Principal Shareholders (1) revoked all prior proxies and powers of attorney governing the shares owned by them and (2) granted an irrevocable proxy to us and our Parent, or any of our nominees, to vote and act (by written consent or otherwise) with respect to all of the shares owned by them at any meeting of DRAI's shareholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

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
    NO DISPOSITION OR ENCUMBRANCE OF SHARES. Except as contemplated by the Support Agreement and the Merger Agreement, the Principal Shareholders agreed not to, directly or indirectly, during the term of the Support Agreement:

    - sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option, or other arrangement or understanding with respect to the sale, assignment, transfer, encumbrance or other disposition of their Shares or any interest in their Shares;

    - enter into any agreement or understanding with respect to any transfer of any or all of their Shares or any interest therein;

    - grant any proxy with respect to their Shares; or

    - deposit their Shares into a voting trust or other agreement or arrangement with respect to their Shares.

    NOTIFICATION. Each Principal Shareholder agreed to immediately notify our Parent of the existence of, or events which could reasonably be expected to lead to, an Acquisition Proposal, identify the person making such proposal or inquiry and supply to our Parent any non-public information provided to such person which was not provided to our Parent.

    TERMINATION. The Support Agreement and the related proxies will automatically terminate and be of no further force and effect upon the earlier to occur of (1) the Effective Time, (2) the termination of the Merger Agreement by its terms (including termination for acceptance of a Superior Proposal) or
(3) such other time as the parties agree by mutual written consent.

                             EMPLOYMENT AGREEMENTS

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MELLINGER EMPLOYMENT AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EMPLOYMENT AGREEMENT BETWEEN SIRSI CORPORATION AND MICHAEL J. MELLINGER, WHICH WE INCORPORATE BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED WITH THE SEC BY US, OUR PARENT AND SIRSI CORPORATION IN CONNECTION WITH OUR OFFER. THE MELLINGER EMPLOYMENT AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "THE TENDER OFFER--INFORMATION CONCERNING DRAI" OR DOWNLOADED AT HTTP://WWW.SEC.GOV. DEFINED TERMS USED IN THIS DISCUSSION AND NOT DEFINED HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE EMPLOYMENT AGREEMENT.

    MELLINGER EMPLOYMENT AGREEMENT. On May 16, 2001, Michael J. Mellinger and SIRSI Corporation entered into an employment and consulting agreement (the "Mellinger Employment Agreement"). Pursuant to the terms of the Mellinger Employment Agreement, Mr. Mellinger shall serve as the Chairman of DRAI. The term of Mr. Mellinger's employment (the "Employment Term") under the Mellinger Employment Agreement begins on the Appointment Date (as such term is defined in the Merger Agreement) and ends 180 days following such date. The Mellinger Employment Agreement provides that for the period beginning immediately following the Employment Term and ending 180 days immediately following such date (the "Consulting Term"), Mr. Mellinger will provide SIRSI Corporation and its affiliates with advisory, consultative and other transition services.

    The Mellinger Employment Agreement contains (i) non-competition provisions, pursuant to which Mr. Mellinger has agreed to refrain, for the period commencing at the beginning of the Employment Term and ending on the third anniversary of the expiration of the Consulting Term, from engaging in certain activities that are or could be competitive with the business of SIRSI Corporation and its affiliates (including DRAI), (ii) confidentiality provisions with respect to certain information of SIRSI Corporation and its affiliates (including DRAI) and
(iii) provisions for the assignment to SIRSI

Corporation of certain intellectual property relevant to the business of SIRSI Corporation or its affiliates (including DRAI).

    In the event that Mr. Mellinger's employment with SIRSI Corporation is terminated for any reason prior to the end of the Consulting Term, Mr. Mellinger will be entitled to continue to receive the compensation and benefits payable to him under the Mellinger Employment Agreement.

    In the event that the Merger Agreement is terminated, the Employment Agreement will be void and Mr. Mellinger's current employment agreement with DRAI will remain in full force and effect.

    OTHER EMPLOYMENT AGREEMENTS. DRAI has informed us that it has entered into agreements with each of Katharine Kilper, Andrew Morrice, Berit Nelson and Mike Casale (each an "Employee"), each of whom is employed as a vice-president of DRAI. Each such agreement provides for a severance payment if such Employee is terminated without cause within a certain period of time after a change of control. Our purchase of Shares pursuant to our Offer would constitute such a change of control. This summary is qualified by reference to the Form of Employment Agreement, which has been filed as Exhibit (a)(10) to DRAI's Solicitation/Recommendation Statement on Schedule 14D-9, which is incorporated herein by reference.

    CONFIDENTIALITY AGREEMENT. On February 5, 2001, DRAI entered into a confidentiality agreement pursuant to which DRAI agreed to supply certain information to our Parent and our Parent agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with DRAI, subject to customary exceptions (the "Confidentiality Agreement"). The Confidentiality Agreement was subsequently amended on July 10, 2001 to provide for the scope of the conduct of SIRSI Corporation's customer due diligence. This summary is qualified by reference to the Confidentiality Agreement and the amendment thereto, which have been filed as exhibits to our Tender Offer Statement on Schedule TO.

14. CONDITIONS OF OUR OFFER.

    Notwithstanding any other provisions of our Offer, and in addition to (and not in limitation of) our rights to extend and amend our Offer at any time in our sole discretion (subject to the provisions of the Merger Agreement), we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of our Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend our Offer as to any Shares not then paid for if (1) the Minimum Condition has not been satisfied, or
(2) at any time on or after the date of the Merger Agreement and before the Expiration Date (as then extended), any of the following events shall occur or shall be determined by us to have occurred (terms used but not defined herein, whether or not capitalized, have the meanings ascribed to them in the Merger Agreement):

        (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (1) seeking to prohibit or impose any material limitations on our or our Parent's ownership or operation (or that of any of our or our Parent's subsidiaries or affiliates) of all or a material portion of the businesses or assets of us, our Parent, DRAI or any of our, our Parent's or DRAI's subsidiaries and affiliates, or to compel us, our Parent or any of our affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of DRAI or Parent or the subsidiaries of DRAI or our Parent, (2) challenging the acquisition by us or our Parent of any Shares under our Offer or pursuant to the Support Agreement, seeking to restrain or prohibit the making or consummation of our Offer, the Merger or the performance of any of the other Transactions or the Support Agreement, (3) seeking to obtain from DRAI, our Parent or us any damages that are material in relation to DRAI and DRAI's subsidiaries, taking DRAI together with DRAI's subsidiaries as a whole, (4) seeking to impose material limitations on our ability, or rendering us unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to our Offer or the Merger, (5) seeking to impose material limitations on our or our Parent's ability effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by us on all matters properly presented to DRAI's shareholders or (6) which otherwise is reasonably likely to have a Company Material Adverse Effect;

        (b) there shall be any Applicable Law or Order enacted, entered, enforced, promulgated or deemed applicable to our Offer or the Merger, or any other action shall be taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System (excluding suspensions or limitations resulting solely from computerized trading limit or any trading suspension due to circuit breakers from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States that has a material adverse effect on bank syndication or financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or
    (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (d) there shall have occurred any Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect);

        (e) the Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to our Parent or us its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person other than our Parent, us or our affiliates or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person other than our Parent, us or our affiliates;

        (f) any of the representations and warranties of the DRAI contained in the Merger Agreement shall not be true and correct in all material respects at and as of May 16, 2001 or at and as of the scheduled Expiration Date with the same effect as if made at and as of the Expiration Date, except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date (in each case, except for those representations and warranties that contain materiality or Company Material Adverse Effect qualifications, which shall be true and correct in all respects), and DRAI shall have delivered to our Parent and us a certificate to such effect, executed by the Chief Executive Officer of DRAI and by the Chief Financial Officer of DRAI;

        (g) DRAI shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of DRAI to be performed or complied with by it prior to the scheduled Expiration Date under the Merger Agreement;

        (h) DRAI shall not have delivered to Parent and us a certificate to the effect set forth in the immediately preceding clauses (f) and (g), executed by each of the Chief Executive Officer and the Chief Financial Officer of DRAI;

        (i) all consents necessary to the consummation of the Offer or the Merger including consents from parties to any contract (including the credit agreement relating to SIRSI Corporation's existing indebtedness) and consents from Governmental Entities shall not have been obtained and be in full force and effect, other than consents the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect;

        (j) the Merger Agreement shall have been terminated in accordance with its terms;

        (k) the sum of DRAI's cash, cash equivalents and short-term investments (in each case determined in accordance with DRAI's historical practices and in accordance with GAAP) shall be less than $18.7 million (prior to the payment of DRAI's transaction expenses) and DRAI shall have no obligations in respect of any indebtedness; or

        (l) DRAI shall not have received all material third-party consents.

    The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and us, may be waived by our Parent or us, in whole or in part, at any time and from time to time in the reasonable discretion of our Parent or us. The failure by Parent or us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to DRAI and the review of information furnished by DRAI to our Parent and its affiliates and discussions between representatives of affiliates of our Parent with representatives of DRAI during our Parent's investigation of DRAI, except to the extent set forth below, none of us, our Parent or SIRSI Corporation are aware of any approval or other action by any domestic (federal or state) or foreign governmental authority, which in either case would be required prior to our acquisition of Shares pursuant to our Offer. Should any approval or other action be required, it is our present intention to seek the approval or action. We do not currently intend, however, to delay the purchase of Shares tendered pursuant to our Offer pending the outcome of any action or the receipt of any approval (subject to our right to decline to purchase Shares if any of the conditions in "The Tender Offer--Conditions Of Our Offer" will have occurred). There can be no assurance that any approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business or the business of DRAI, us, our Parent or SIRSI Corporation or that parts of our business or the businesses of DRAI, us, our Parent or SIRSI Corporation or their respective affiliates might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under our Offer to accept for payment and pay for Shares is subject to conditions, including conditions relating to the legal matters discussed in this Section 15. See "The Tender Offer--Conditions Of Our Offer" for additional conditions of our Offer.

    Our Parent, SIRSI Corporation and DRAI conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the Merger. Our Parent, SIRSI Corporation and DRAI are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to us, our Parent, SIRSI Corporation or DRAI and their respective subsidiaries. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the Merger.

    ANTITRUST. The Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as our proposed acquisition of DRAI. However, the parties are not required to file a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, because the transactions will not meet the requisite threshold. At any time before or after our purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by us or the divestiture of substantial assets of our Parent or its subsidiaries, or DRAI or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    SHORT-FORM MERGER.  Section 253 of the Delaware General Corporation Law and
Section 351.447 of the General Business and Corporation Law of Missouri each provide, among other things, that, if a parent corporation owns at least 90% of the outstanding shares of each voting class of a subsidiary corporation, the merger of the subsidiary corporation and the parent corporation (including in the case of corporations incorporated in other states, where such permission is mutual) may be effected by a resolution adopted and approved by the board of directors of the parent corporation and the appropriate filings with the Delaware Secretary of State and the Missouri Secretary of State, without any action or vote on the part of the shareholders of the subsidiary corporation. Under applicable Missouri and Delaware laws, if we, together with our Parent, acquire (pursuant to our Offer or otherwise) at least 90% of the then outstanding Shares, we will be able to effect the Merger without holding a meeting of DRAI's shareholders to vote on the Merger and without requesting the affirmative vote of DRAI's other shareholders. If that happens, we, our Parent and DRAI have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Missouri law, and without a meeting of DRAI's shareholders, as soon as practicable after we acquire 90% of the then outstanding Shares. If, however, we, together with our Parent, do not acquire at least 90% of the then outstanding Shares and a meeting of DRAI's shareholders to approve the Merger is required under Missouri law, a significantly longer period of time will be required in order to effect the Merger. Please see "The Tender Offer--Legal Matters And Regulatory Approvals." Please see "Terms Of Our Offer; Expiration Date."

16. STATE TAKEOVER LAWS.

    Sections 351.407 and 351.459 of the General Business and Corporation Law of Missouri (respectively, the "Control Share Provision" and the "Interested Shareholder Provision") apply to acquisitions and takeovers of Missouri corporations.

    The Control Share Provision provides, among other things, that if shares are acquired in an acquisition which (but for the application of the Control Share Provision) would grant the holder of those shares (when combined with the vote of such holder's affiliates or group) the right to vote in an election of directors a percentage of the total vote which exceeds certain thresholds described within the Control Share Provision, then the acquired shares shall only have such voting rights as are granted by resolution approved by the shareholders. The Control Share Provision will not apply, however, if the issuing corporation has so provided in its bylaws or its articles of incorporation prior to the acquisition of the shares at issue. Prior to the execution of the Merger Agreement, the bylaws of DRAI were amended to provide that the Control Share Provision would not apply to the Merger contemplated by our Offer or the Support Agreement.

    The Interested Shareholder Provision prohibits business combination transactions involving a Missouri corporation and an "interested shareholder" (defined generally as any person that directly or indirectly beneficially owns 20% or more of the outstanding voting stock of the subject corporation) for five years following the date (the "Acquisition Date") such person became an "interested shareholder" unless, prior to the Acquisition Date, the board of directors of the subject corporation approved the transactions in which such person became an "interested shareholder" or the business combination. Because the board of directors of DRAI, at the special meeting held May 15, 2001, approved the Merger Agreement and the transactions contemplated thereby, the Interested Shareholder Provision is inapplicable to us and our Parent in connection with the Support Agreement, the Offer and the Merger.

    OTHER STATES' TAKEOVER LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. DRAI, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to our Offer or the Merger and have not complied with any such laws. Should any person seek to apply any state takeover law, we will take any action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to our Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to our Offer, we might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to our Offer, or be delayed in continuing or consummating our Offer, and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered. See "The Tender Offer--Conditions Of Our Offer."

17. RIGHTS OF DISSENTING SHAREHOLDERS.

    We and our Parent do not believe that appraisal rights are available in connection with our Offer; however, appraisal rights may be available in connection with the Merger. If the Merger is consummated, shareholders who have not tendered their Shares in our Offer will have the right under applicable Missouri law to object to the Merger and demand payment of the fair value of their Shares. Shareholders who do not tender their Shares in our Offer, object to the Merger and properly demand payment of the fair value of their Shares in accordance with and subject to the procedures set forth in Section 351.455 of the General Business and Corporation Law of Missouri will be entitled to a determination by a Missouri Court of competent jurisdiction of the fair value of the Shares as of the day immediately prior to the day on which a vote in respect of the Merger was taken. In addition, Dissenting Shareholders may be entitled to receive payment of interest, from the day immediately prior to the day on which a vote in respect of the Merger was taken to the date of such judgment by the Court, on the amount determined to be the fair value of their Shares.

    We do not intend to object, assuming the proper procedures are followed, to any shareholder's demand for payment of the fair value of his, her or its Shares. We intend, however, to cause DRAI, as the surviving corporation, to argue in a proceeding that, for purposes of the proceeding, the fair value of each Share is less than or equal to the Merger consideration.

    You should be aware that opinions of investment banking firms (including Crescendo's) as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Missouri law.

    This summary of the rights of dissenting shareholders under Missouri law is not a complete statement of the procedures to be followed by Dissenting Shareholders. The preservation and exercise of demands to receive fair value require strict adherence to the applicable provisions of Missouri law. See
Section 351.455 of the General Business and Corporation Law of Missouri which is attached hereto as Schedule II.

18. FEES AND EXPENSES.

    The Information Agent and the Depositary have been retained by us in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    No fees or commissions will be paid by or on behalf of us to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by us for reasonable expenses incurred by them in forwarding material to their customers.

19. MISCELLANEOUS.

    We are making our Offer to DRAI shareholders solely through this Offer to Purchase and the related Letter of Transmittal. We are not aware of any jurisdiction where the making of our Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of our Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with that state statute, our Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require our Offer to be made by a licensed broker or dealer, our Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Pursuant to Rule 14d-3 under the Exchange Act, we, our Parent and SIRSI Corporation have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to our Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer--Information Concerning DRAI" (except that they will not be available at the regional offices of the SEC).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US OR OUR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

    OUR DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth the name, current business address, and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of us. With the exception of William K. Luby, all directors and officers are principally engaged as executive officers of SIRSI Corporation and their principal business address is c/o SIRSI Corporation, 101 Washington Street, SE, Huntsville, Alabama 35801-4827. William
K. Luby is principally engaged as an investment professional for Seaport Associates, LLC the address of which is c/o Seaport Capital Partners, 199 Water Street, 20th Floor, New York, New York 10038.

NAME                                      POSITION WITH PURCHASER
----------------------------------------  -------------------------------------
Patrick Sommers.........................  President and Chief Executive Officer
James J. Young..........................  Chairman of the Board
Larry D. Smith..........................  Director and Chief Financial Officer
William K. Luby.........................  Director

    DIRECTORS AND EXECUTIVE OFFICERS OF OUR PARENT AND SIRSI CORPORATION. The following table sets forth the name, current business address, and present principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof of each director and executive officer of our Parent and SIRSI Corporation.

NAME AND POSITION WITH PARENT          PRINCIPAL OCCUPATION AND ADDRESS
-------------------------------------  ------------------------------------------------------------
Patrick Sommers, President and Chief
  Executive Officer..................  President and Chief Executive Officer of SIRSI Corporation
                                       and our Parent since January 2001; President and Chief
                                         Executive Officer of The Dialog Corporation (2000 - 2001);
                                         Chief Operating Officer of The Dialog Corporation (1998 -
                                         2000); Chairman and Chief Executive Officer of Medic
                                         Systems, Inc. (1996 - 1998).(1)
James J. Young, Director and
  Executive Officer..................  Executive officer of SIRSI Corporation and our Parent.
                                       Previously President and Chief Executive Officer of SIRSI
                                         Corporation.(1)
Jaqueline B. Young, Director and
  Executive Officer..................  Executive officer of SIRSI Corporation and our Parent.(1)
William K. Luby, Director............  Investment Professional, Seaport Capital Partners.(2)
James Collis, Director...............  Investment Professional, Seaport Capital Partners.(2)
Allison Mulhern, Director............  Investment Professional, Seaport Capital Partners.(2)
Heidi Daileader, Director............  Investment Professional, Seaport Capital Partners.(2)
Michael Murdock, Director and
  Executive Officer..................  Executive Officer of SIRSI Corporation and our Parent.(1)
Reg Murphy, Director.................  Vice Chairman, National Geographic Society (1999-present);
                                       Chief Executive Officer, National Geographic Society
                                         (1995-1999).(3)

------------------------
(1) SIRSI Corporation, 110 Washington Street, SE, Huntsville, Alabama 35801-4827, tel: (256) 704-7000.
(2) Seaport Capital Partners, 199 Water Street, 20th Floor, New York, New York 10038, tel: (212) 425-1400.
(3) 1145 17th Street N.W., Washington, D.C. 20036-4688 tel: (800) 647-5463.

                                  SCHEDULE II
    SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI
                         Section 351.455 R.S.Mo. (2001)

Section 351.455. Shareholder who objects to merger may demand value of shares, when

1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of DRAI or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at its address and/or facsimile number set forth below.

                             THE DEPOSITARY FOR OUR OFFER IS:
                          COMPUTERSHARE TRUST COMPANY OF NEW YORK

          BY HAND:                 BY OVERNIGHT COURIER:                BY MAIL:

     Wall Street Plaza,             Wall Street Plaza,            Wall Street Station,
 88 Pine Street, 19th Floor     88 Pine Street, 19th Floor            P.O. Box 1010
     New York, NY 10005             New York, NY 10005           New York, NY 10268-1010

                                BY FACSIMILE TRANSMISSION:
                              FOR ELIGIBLE INSTITUTIONS ONLY:
                                      (212) 701-7636

                   CONFIRM RECEIPT OF GUARANTEED DELIVERY BY TELEPHONE:
                                      (212) 701-7624

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below. You also may contact your local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR OUR OFFER IS:

                          INNISFREE M&A, INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834